Exhibit 4.22

Execution Version

ZAR REVOLVING CREDIT FACILITY AGREEMENT

GFI JOINT VENTURE HOLDINGS PROPRIETARY LIMITED

and

GOLD FIELDS OPERATIONS LIMITED

(as Original Borrowers)

GOLD FIELDS LIMITED

(as Parent)

THE SUBSIDIARIES OF THE PARENT LISTED IN SCHEDULE 1

(as Original Guarantors)

FIRSTRAND BANK LIMITED (ACTING THROUGH ITS RAND MERCHANT BANK DIVISION)

(as Mandated Lead Arranger)

FIRSTRAND BANK LIMITED (ACTING THROUGH ITS RAND MERCHANT BANK DIVISION)

(as Original Lender)

and

FIRSTRAND BANK LIMITED (ACTING THROUGH ITS RAND MERCHANT BANK DIVISION)

(as Facility Agent)

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2
2.	THE FACILITY	26
3.	PURPOSE	29
4.	CONDITIONS OF UTILISATION	29
5.	UTILISATION	30
6.	REPAYMENT	31
7.	PREPAYMENT AND CANCELLATION	32
8.	INTEREST	36
9.	INTEREST PERIODS	37
10.	CHANGES TO THE CALCULATION OF INTEREST	37
11.	FEES	38
12.	TAX GROSS-UP AND INDEMNITIES	39
13.	INCREASED COSTS	45
14.	OTHER INDEMNITIES	47
15.	MITIGATION BY THE LENDERS	48
16.	COSTS AND EXPENSES	49
17.	GUARANTEE AND INDEMNITY	49
18.	REPRESENTATIONS	53
19.	INFORMATION UNDERTAKINGS	58
20.	FINANCIAL COVENANTS	63
21.	GENERAL UNDERTAKINGS	65
22.	EVENTS OF DEFAULT	69
23.	CHANGES TO THE LENDERS	74
24.	CHANGES TO THE OBLIGORS	78
25.	ROLE OF THE FACILITY AGENT, THE MANDATED LEAD ARRANGER AND THE REFERENCE BANKS	80
26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	90
27.	SHARING AMONG THE FINANCE PARTIES	91
28.	PAYMENT MECHANICS	92
29.	SET-OFF	96
30.	NOTICES	96
31.	CALCULATIONS AND CERTIFICATES	100
32.	PARTIAL INVALIDITY	100
33.	REMEDIES AND WAIVERS	100
34.	AMENDMENTS AND WAIVERS	100
35.	CONFIDENTIAL INFORMATION	104
36.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS	108
37.	RENUNCIATION OF BENEFITS	110
38.	COUNTERPARTS	110
39.	WAIVER OF IMMUNITY	110
40.	SOLE AGREEMENT	110
41.	NO IMPLIED TERMS	110
42.	EXTENSIONS AND WAIVERS	110
43.	INDEPENDENT ADVICE	110
44.	GOVERNING LAW	111
45.	JURISDICTION	111
SCHEDULE 1 THE ORIGINAL PARTIES		117
SCHEDULE 2: PART I CONDITIONS PRECEDENT TO INITIAL UTILISATION		118
PART II: CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL BORROWER		121
PART III: CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL GUARANTOR		123
SCHEDULE 3 UTILISATION REQUEST		125
SCHEDULE 4 FORM OF TRANSFER CERTIFICATE		126
SCHEDULE 5 FORM OF ACCESSION LETTER		128
SCHEDULE 6 FORM OF RESIGNATION LETTER		129
SCHEDULE 7 FORM OF COMPLIANCE CERTIFICATE		130
SCHEDULE 8 TIMETABLE		131
SCHEDULE 9 LMA FORM OF CONFIDENTIALITY UNDERTAKING		132
SCHEDULE 10 FORM OF INCREASE CONFIRMATION		137

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-i-

PARTIES:

This Agreement is made between:

(1)	GOLD FIELDS LIMITED, a public company incorporated under the laws of South Africa with registration number 1968/004880/06 (the Parent);

(2)	GFI JOINT VENTURE HOLDINGS PROPRIETARY LIMITED, a private company incorporated under the laws of South Africa with registration number 1998/023354/07, as borrower (GFI Joint Venture);

(3)

GOLD FIELDS OPERATIONS LIMITED, a public company incorporated under the laws of South Africa with registration number 1959/003209/06, as borrower (Gold Fields Operations, together with GFI Joint Venture, the Original Borrowers);

(4)	THE SUBSIDIARIES of the Parent listed in Schedule 1 (The Original Parties) as guarantors (together with the Parent, the Original Guarantors);

(5)

FIRSTRAND BANK LIMITED (ACTING THROUGH ITS RAND MERCHANT BANK DIVISION), a registered bank and public company incorporated under the laws of South Africa with registration number 1929/001225/06, as mandated lead arranger (the Mandated Lead Arranger);

(6)

FIRSTRAND BANK LIMITED (ACTING THROUGH ITS RAND MERCHANT BANK DIVISION), a registered bank and public company incorporated under the laws of South Africa with registration number 1929/001225/06, as lender (the Original Lender); and

(7)

FIRSTRAND BANK LIMITED (ACTING THROUGH ITS RAND MERCHANT BANK DIVISION), a registered bank and public company incorporated under the laws of South Africa with registration number 1929/001225/06, as facility agent (the Facility Agent).

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IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

1.1.1	Accession Letter means a document substantially in the form set out in Schedule 5 (Form of Accession Letter);

1.1.2	Additional Borrower means a company which becomes an Additional Borrower in accordance with Clause 24 (Changes to the Obligors);

1.1.3	Additional Guarantor means a company which becomes an Additional Guarantor in accordance with Clause 24 (Changes to the Obligors);

1.1.4	Additional Obligor means an Additional Borrower or an Additional Guarantor;

1.1.5	Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

1.1.6	Agreement means this agreement and the Schedules annexed hereto;

1.1.7	Anti-Corruption Laws means:

1.1.7.1	the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997 (the OECD Convention);

1.1.7.2

the US Foreign Corrupt Practices Act of 1977 (as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended and supplemented from time to time) or the rules and regulations thereunder (the FCPA);

1.1.7.3	the Bribery Act 2010;

1.1.7.4	the following South African laws:

1.1.7.4.1	the South African Prevention and Combating of Corrupt Activities Act, 2004;

1.1.7.4.2	the South African Prevention of Organised Crime Act 1998; and

1.1.7.4.3	the South African Protection of Constitutional Democracy Against Terrorist Related Activities Act, 2004; and

1.1.7.4.4

any other applicable law in any applicable jurisdiction (including any (i) statute, ordinance, rule or regulation; (ii) order of any court, tribunal or any other judicial body; and (iii) rule, regulation, guideline or order of any public body, or any other administrative requirement) which:

1.1.7.4.4.1	prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person; and/or

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1.1.7.4.4.2	is broadly equivalent to the FCPA and/or the Bribery Act 2010 or was intended to enact the provisions of the OECD Convention or which has as its objective the prevention of corruption;

1.1.8	Associate has the meaning given to such term in Clause 20.1 (Financial definitions) of this Agreement;

1.1.9	Auditors means, at any time, the auditors of the Parent at that time, being as at the Signature Date, PricewaterhouseCoopers, and any replacement for those auditors appointed by the Parent;

1.1.10	Availability Period means the period commencing on the CP Satisfaction Date and ending on the date which is 1 (one) Month prior to the Termination Date;

1.1.11	Available Commitment means a Lender’s Commitment minus:

1.1.11.1	the amount of its participation in any outstanding Loans; and

1.1.11.2	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date;

1.1.12	Available Facility means the aggregate for the time being of each Lender’s Available Commitment;

1.1.13	Base Rate means:

1.1.13.1	in respect of each Interest Period (other than a Broken Interest Period) for the Loan, JIBAR;

1.1.13.2	in respect of each Broken Interest Period of the Loan, the Base Rate determined in accordance with the following formula:

R = R1 + [T – T1] * [R2 – R1] / [T2 – T1]

where:

R =	the Base Rate to be determined in respect of that Broken Interest Period;

R1 =	JIBAR for the period closest to, but less than, that Broken Interest Period plus, if this would result in R1 being equal to the JIBAR Overnight Deposit Rate, 0.10%;

R2 =	JIBAR for the period closest to, but greater than, that Broken Interest Period;

T =	the total number of days in that Broken Interest Period;

T1 =	the number of days in the period for which R1 is quoted on the first day of that Broken Interest Period; and

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T2 =	the number of days in the period for which R2 is quoted on the first day of that Broken Interest Period;

1.1.14	Basel III has the meaning set out in Clause 13.1.3.1 of Clause 13.1 (Increased costs);

1.1.15	Borrower means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 24 (Changes to the Obligors);

1.1.16	Break Costs means the amount (if any) by which:

1.1.16.1

the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

1.1.16.2

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Johannesburg Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

1.1.17	Broken Interest Period means a period that is less than the relevant Interest Period;

1.1.18	Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Johannesburg;

1.1.19	Cerro Corona Operation means the gold and copper mine in Peru owned and operated by the Cerro Corona Subsidiary;

1.1.20	Cerro Corona Subsidiary means Gold Fields La Cima S.A.;

1.1.21	Code means the US Internal Revenue Code of 1986;

1.1.22	Commitment means:

1.1.22.1

in relation to the Original Lender, ZAR500,000,000 (five hundred million Rand) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

1.1.22.2	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement;

1.1.23	Companies Act means the Companies Act, 2008 and all regulations promulgated under that Act;

1.1.24	Compliance Certificate means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate);

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1.1.25

Confidential Information means all information relating to the Parent, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

1.1.25.1	any member of the Group or any of its advisers; or

1.1.25.2	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

1.1.25.3	information that:

1.1.25.3.1	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidential Information); or

1.1.25.3.2	is identified in writing at the time of delivery as non-confidential by the Parent; or

1.1.25.3.3

is known by that Finance Party before the date the information is disclosed to it in accordance with Clauses 1.1.25.3.1 and 1.1.25.3.2 above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

1.1.25.4	any Funding Rate or Reference Bank Quotation;

1.1.26

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 9 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Parent and the Facility Agent;

1.1.27	Consolidated EBITDA has the meaning set out in Clause 20.1 (Financial Definitions);

1.1.28

Consolidated Tangible Net Worth means, at any time, the Total equity, as reported in the Statement of financial position in the last set of annual consolidated financial statements of the Parent delivered to the Facility Agent pursuant to this Agreement;

1.1.29

Constitutional Documents means, in respect of any person at any time, the then current and up-to-date constitutional documents of such person at such time (including, without limitation, such person’s memorandum of incorporation and articles of association, certificate of incorporation, articles of incorporation or commercial registration certificate);

1.1.30	CP Satisfaction Date means the date on which the Facility Agent issues a notice pursuant to Clause 4.1 (Initial conditions precedent) to the Original Borrowers;

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1.1.31

Default means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

1.1.32	Defaulting Lender means any Lender:

1.1.32.1

which has failed to make its participation in a Loan available or has notified the Facility Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4.1 (Lenders’ participation);

1.1.32.2	which has otherwise rescinded or repudiated a Finance Document; or

1.1.32.3	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of Clause 1.1.32.1 above:

1.1.32.4	its failure to pay is caused by:

1.1.32.4.1	administrative or technical error; or

1.1.32.4.2	a Disruption Event, and

1.1.32.4.3	payment is made within 5 (five) Business Days of its due date; or:

1.1.32.4.4	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question;

1.1.33	Designated Website has the meaning given to it in Clause 19.8.1 of Clause 19.8 (Use of websites);

1.1.34	Disruption Event means either or both of:

1.1.34.1

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

1.1.34.2	the occurrence of any other event which results in a disruption (of a technical or system-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

1.1.34.2.1	from performing its payment obligations under the Finance Documents; or

1.1.34.2.2	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

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1.1.35	Eligible Institution means any Lender or other bank, financial institution, trust, fund or other entity (other than a member of the Group) selected by the Parent;

1.1.36

Encumbrance means any mortgage, pledge, lien, assignment or cession conferring security, hypothecation, a security interest, preferential right or trust arrangement or other encumbrance of the like securing any obligation of any person;

1.1.37	Environment means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

1.1.37.1	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

1.1.37.2	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

1.1.37.3	land (including, without limitation, land under water);

1.1.38	Environmental Claim means any claim, proceeding or investigation by any person in respect of any Environmental Law;

1.1.39

Environmental Law means any law applicable to the business conducted by a Material Group Company at the relevant time in any jurisdiction in which that Material Group Company conducts business which relates to the pollution, degradation or protection of the Environment or harm to or the protection of human health or the health of animals or plants;

1.1.40

Environmental Permits means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Material Group Company conducted on or from the properties owned or used by that Material Group Company;

1.1.41	Event of Default means any event or circumstance specified as such in Clause 22 (Events of Default);

1.1.42	Existing Lender has the meaning given to it in Clause 23.1 (Transfers by the Lenders);

1.1.43	Facility means the revolving credit facility made available to the Borrowers under this Agreement as described in Clause 2 (The Facility);

1.1.44

Facility Office means the office(s) notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than 5 (five) Business Days’ written notice) as the office(s) through which it will perform its obligations under this Agreement;

1.1.45	FATCA means:

1.1.45.1	sections 1471 to 1474 of the Code and any associated regulations;

1.1.45.2

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in Clause 1.1.45.1 above; and

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1.1.45.3

any agreement pursuant to the implementation of any treaty, law or regulation referred to in Clauses 1.1.45.1 or 1.1.45.2 above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

1.1.46	FATCA Application Date means:

1.1.46.1	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

1.1.46.2

in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within Clause 1.1.46.1 above, the first date from which such payment may become subject to a deduction or withholding required by FATCA;

1.1.47	FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA;

1.1.48	FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction;

1.1.49

Fee Letter means any letter or letters dated on or about the Signature Date between the Mandated Lead Arranger or the Facility Agent and the Original Borrowers setting out any of the fees referred to in Clause 11 (Fees);

1.1.50	Finance Document means:

1.1.50.1	this Agreement;

1.1.50.2	any Fee Letter;

1.1.50.3	any Accession Letter;

1.1.50.4	any Resignation Letter; and

1.1.50.5	any other document designated as such by the Facility Agent and the Parent;

1.1.51	Finance Party means the Facility Agent, the Mandated Lead Arranger or a Lender;

1.1.52	Financial Indebtedness means (without double counting) any indebtedness for or in respect of:

1.1.52.1	moneys borrowed;

1.1.52.2	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

1.1.52.3	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

1.1.52.4	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability;

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1.1.52.5	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

1.1.52.6	the amount of liability in respect of any purchase price for assets or services the payment of which is deferred where the deferral of such price is either:

1.1.52.6.1	used primarily as a method of raising credit; or

1.1.52.6.2	not made in the ordinary course of business;

1.1.52.7	any agreement or option to re-acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;

1.1.52.8	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

1.1.52.9

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

1.1.52.10	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

1.1.52.11	any amount raised by the issue of redeemable shares to the extent such shares are redeemable prior to the Termination Date; and

1.1.52.12	the amount of any liability in respect of any guarantee or indemnity for any of its items referred to in Clauses 1.1.52.1 to 1.1.52.11 above;

1.1.53	Financial Year means, at any time, the financial year of the Group ending on 31 December in each calendar year;

1.1.54	Funding Rate means any individual rate notified by a Lender to the Facility Agent pursuant to Clause 10.2 (Market Disruption);

1.1.55	GAAP means the generally accepted accounting principles set out in IFRS;

1.1.56	GF Holdings means Gold Fields Holdings Company Limited, a company incorporated with limited liability under the laws of the British Virgin Islands with company number 651406;

1.1.57	GF Orogen means Gold Fields Orogen Holding (BVI) Limited, a company incorporated with limited liability under the laws of the British Virgin Islands with company number 184982;

1.1.58	GF Ghana means Gold Fields Ghana Holdings (BVI) Limited, a company incorporated with limited liability under the laws of the British Virgin Islands with company number 651405;

1.1.59	Ghanaian Companies means Gold Fields Ghana Limited and Abosso Goldfields Limited;

1.1.60	Group means the Parent and each of its Subsidiaries from time to time;

1.1.61	Group Company means a member of the Group;

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1.1.62	Guarantor means an Original Guarantor or an Additional Guarantor unless, in the case of an Additional Guarantor, it has ceased to be a Guarantor in accordance with Clause 24 (Changes to the Obligors);

1.1.63	Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

1.1.64	IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements;

1.1.65	Impaired Facility Agent means the Facility Agent at any time when:

1.1.65.1	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

1.1.65.2	the Facility Agent otherwise rescinds or repudiates a Finance Document;

1.1.65.3	(if the Facility Agent is also a Lender) it is a Defaulting Lender under Clauses 1.1.32.1 and 1.1.32.2 of the definition of Defaulting Lender; or

1.1.65.4	an Insolvency Event has occurred and is continuing with respect to the Facility Agent;

unless, in the case of Clause 1.1.65.1 above:

1.1.65.5	its failure to pay is caused by:

1.1.65.5.1	administrative or technical error; or

1.1.65.5.2	a Disruption Event; and

1.1.65.5.3	payment is made within 5 (five) Business Days of its due date; or

1.1.65.6	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question;

1.1.66	Increase Confirmation means a confirmation substantially in the form set out in Schedule 10 (Form of Increase Confirmation);

1.1.67	Increased Costs has the meaning given to it in Clause 13.1.4 of Clause 13.1 (Increased costs);

1.1.68	Increase Lender has the meaning given to that term in Clause 2.2 (Increase);

1.1.69	Indebtedness for Borrowed Money means Financial Indebtedness save for any indebtedness for or in respect of Clauses 1.1.52.1 and 1.1.52.10 of the definition of Financial Indebtedness;

1.1.70	Information has the meaning given to such term in Clause 18.11.1 of Clause 18.11 (No misleading information);

1.1.71	Insolvency Event in relation to an entity, means that entity:

1.1.71.1	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

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1.1.71.2	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

1.1.71.3	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

1.1.71.4

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

1.1.71.5

has instituted against it a proceeding seeking placement into business rescue, a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in Clause 1.1.71.4 above and:

1.1.71.5.1	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

1.1.71.5.2	is not dismissed, discharged, stayed or restrained in each case within 30 (thirty) days of the institution or presentation thereof;

1.1.71.6	seeks or becomes subject to the appointment of a curator pursuant to Chapter V of the Banks Act 1990 and/or has instituted against it a bank insolvency proceeding pursuant to that act;

1.1.71.7	has a resolution passed for its business rescue, winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

1.1.71.8

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, business rescue practitioner or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in Clause 1.1.71.4 above);

1.1.71.9

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 (thirty) days thereafter;

1.1.71.10	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified above; or

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1.1.71.11	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

1.1.72

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest);

1.1.73	JIBAR means, for the relevant Interest Period of any Loan or Unpaid Sum:

1.1.73.1	the applicable Screen Rate; or

1.1.73.2

if no Screen Rate is available for the Interest Period of that Loan or Unpaid Sum, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent, at its request, quoted by the Reference Banks to leading banks in the Johannesburg Interbank Market, as of 11.00 a.m. on the Quotation Day for the offering of deposits in Rand for a period comparable to that Interest Period;

1.1.74	JIBAR Overnight Deposit Rate means, for a Broken Interest Period in relation to any Loan or an Unpaid Sum:

1.1.74.1	the applicable Screen Rate; or

1.1.74.2

(if no Screen Rate is available for the Broken Interest Period of the Loan or Unpaid Sum) the arithmetic mean of the rates (rounded upwards to four decimal places), as supplied to the Lender at its request, quoted by the Reference Banks to leading banks in the Johannesburg Interbank Market, as of 11.00 a.m. on the Quotation Day for the offering of overnight deposits in Rand;

1.1.75	Johannesburg Interbank Market means the South African interbank market;

1.1.76	Legal Opinion means any legal opinion delivered to the Facility Agent under Clause 4.1 (Initial conditions precedent) or Clause 24 (Changes to the Obligors);

1.1.77	Legal Reservations means:

1.1.77.1

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

1.1.77.2	the Prescription Act, 1969;

1.1.77.3	similar principles, rights and defences under the laws of any jurisdiction in which an Obligor is incorporated; and

1.1.77.4	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions;

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1.1.78	Lender means:

1.1.78.1	the Original Lender; and

1.1.78.2	any bank or financial institution which has become a Party as a Lender in accordance with Clause 2.2 (Increase) or Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Lender as such in accordance with the terms of this Agreement;

1.1.79	LMA means the Loan Market Association;

1.1.80	Loan means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan;

1.1.81	Majority Lenders means:

1.1.81.1

at any time there are only three Lenders, a Lender or Lenders whose Commitments aggregate 66 2⁄3% or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated 66 2⁄3% or more of the Total Commitments immediately prior to the reduction); and

1.1.81.2

at any other time a Lender or Lenders whose Commitments aggregate more than 66 2⁄3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2⁄3% of the Total Commitments immediately prior to the reduction);

1.1.82	Margin means 2.15% per annum;

1.1.83

Market Capitalisation means the product obtained as a result of multiplying (A) by (B), where (A) is the average closing price for the issued shares of the Parent on the Johannesburg Stock Exchange during the 30 (thirty) day period prior to the date the relevant Obligor or Material Group Company has entered into a legally binding commitment to make the relevant acquisition or investment or the relevant sale, lease, transfer or other disposal (as applicable) and (B) is the total number of shares (including, without double counting those represented by American depository receipts) issued by the Parent;

1.1.84	Material Adverse Effect means a material adverse effect on:

1.1.84.1	the business or financial condition of the Group taken as a whole;

1.1.84.2	the ability of an Obligor to perform its payment obligations or financial covenant obligations under any Finance Document to which it is a party; or

1.1.84.3	the validity or enforceability of the Finance Documents or any of them;

1.1.85	Material Group Company means:

1.1.85.1	the Obligors; and

1.1.85.2	any member of the Group from time to time that is not a Non-Material Group Company;

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and Material Group Companies means, as the context requires, all of them;

1.1.86	Mining Charter has the meaning given to it in Clause 22.9 (Creditors’ process);

1.1.87	Moody’s means Moody’s Investor Services Inc., or any successor to its rating agency function;

1.1.88	Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

1.1.88.1

(subject to Clause 1.1.88.3 below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

1.1.88.2	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

1.1.88.3	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end;

Clauses 1.1.88.1, 1.1.88.2 and 1.1.88.3 above will only apply to the last Month of any period;

1.1.89	MPRDA has the meaning given to it in Clause 22.9 (Creditors’ Process);

1.1.90	New Lender has the meaning given to it in Clause 23.1 (Transfers by the Lenders);

1.1.91	Newshelf means Newshelf 899 Proprietary Limited, a company incorporated under the laws of South Africa;

1.1.92

Non-Material Group Company means, at any time, a member of the Group (other than an Obligor) which had EBITDA (determined on the same basis as Consolidated EBITDA) and gross assets in its most recently ended Financial Year (on a consolidated basis taking into account it and its Subsidiaries only) less than 10% of Consolidated EBITDA (but including, for these purposes only, the net income of any Project Finance Subsidiaries) and gross assets of the Group (calculated according to the most recent set of audited consolidated financial statements delivered pursuant to Clause 19.1 (Financial Statements)). Compliance with the aforementioned condition shall be determined by reference to the latest audited financial statements of such member of the Group (consolidated in the case of a member of the Group which itself has Subsidiaries), provided that:

1.1.92.1

if, in the case of any member of the Group which itself has Subsidiaries, no consolidated financial statements are prepared and audited, its consolidated EBITDA and gross assets shall be determined on the basis of pro forma consolidated financial statements of the relevant member of the Group and its Subsidiaries, prepared for this purpose by the Parent;

1.1.92.2

if any intra-Group transfer or re-organisation takes place, the audited financial statements of the Group Company and all relevant members of the Group shall be adjusted by the Parent in order to take into account such intra-Group transfer or re-organisation; and

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1.1.92.3

the audited financial statements of the Group and any relevant member of the Group shall be adjusted in such a manner as the Auditors think fair and appropriate to take account of the acquisition or disposal of any member of the Group or any business of any member of the Group, after the date or at which the audited financial statements of the Group are made up;

Should there be any dispute regarding whether any member of the Group is or is not a Non-Material Group Company such dispute shall be referred, at the request of the Facility Agent, to the Auditors and a report by the Auditors that a member of the Group is or is not a Non-Material Group Company shall, in the absence of manifest error, be conclusive and binding on all Parties. The costs of obtaining the report by the Auditors will be borne by the unsuccessful party to the dispute;

1.1.93	Obligor means a Borrower or a Guarantor;

1.1.94	Original Financial Statements means the audited consolidated financial statements of the Parent for the Financial Year ended 31 December 2019;

1.1.95	Paper Form Lender has the meaning given to it in Clause 19.8.1 of Clause 19.8 (Use of websites);

1.1.96	Party means a party to this Agreement;

1.1.97	Permitted Disposal means any sale, lease, transfer or other disposal:

1.1.97.1	by an Obligor or any member of the Group of obsolete or redundant assets which are no longer required for the efficient operation of the business of such Obligor or such member of the Group;

1.1.97.2

by an Obligor or any member of the Group in the ordinary course of its day-to-day business if that sale, lease, transfer or other disposal is not otherwise restricted by a term of any Finance Document;

1.1.97.3	by an Obligor to another Obligor (other than to an Additional Obligor);

1.1.97.4	by an Obligor to an Additional Obligor or to a member of the Group that is not an Obligor if such sale, lease, transfer or other disposal is concluded at arm’s length;

1.1.97.5	by a member of the Group that is not an Obligor to another member of the Group;

1.1.97.6	for which the Facility Agent has given its prior written consent (acting on the instructions of the Majority Lenders); or

1.1.97.7

by any member of the Group to any other person where the higher of the market value or consideration receivable when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal by any Material Group Company (other than a sale, lease, transfer or other disposal referred to in the preceding Clauses) does not exceed (at the time of the relevant disposal) 20% of Market Capitalisation in any Financial Year and does not exceed (at the time of the relevant disposal), in aggregate during the period from the Signature Date to the Termination Date, 30% of Market Capitalisation;

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1.1.98	Permitted Encumbrance means:

1.1.98.1

any Encumbrance created prior to the Signature Date which (i) is disclosed in the Original Financial Statements and (ii) in all circumstances secures only indebtedness outstanding or a facility available at the Signature Date if the principal amount or original facility thereby secured is not increased after the Signature Date;

1.1.98.2

any title transfer or retention arrangement entered into by any member of the Group in the normal course of its trading activities and on terms no worse for that member of the Group than the standard terms of the relevant supplier;

1.1.98.3

any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements (which shall include, for the avoidance of doubt, those pursuant to hedging arrangements in relation to gold, silver, copper and other commodity prices, foreign exchange rates and interest rates where such arrangements are entered into for the purposes of providing protection against fluctuation in such rates or prices in the ordinary course of business), for the purpose of netting debit and credit balances;

1.1.98.4	any lien arising by operation of law and in the ordinary course of trading and not by reason of any default (whether in payments or otherwise), of any member of the Group;

1.1.98.5

any Encumbrance over or affecting (or transaction described in Clauses 21.3.2 of Clause 21.3 (Negative pledge) (Quasi-Encumbrance) affecting) any asset acquired by a member of the Group after the Signature Date if:

1.1.98.5.1	the Encumbrance or Quasi-Encumbrance was not created in contemplation of the acquisition of that asset by a member of the Group;

1.1.98.5.2	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

1.1.98.5.3

the Encumbrance or Quasi-Encumbrance is (other than an Encumbrance or Quasi-Encumbrance otherwise permitted pursuant to Clauses 1.1.98.2, 1.1.98.3 and 1.1.98.4 above or, 1.1.98.6, 1.1.98.7, 1.1.98.8, 1.1.98.9 or 1.1.98.10 below) removed or discharged within 6 (six) Months of the date of acquisition of such asset;

1.1.98.6

any Encumbrance or Quasi-Encumbrance over or affecting any asset of any company which becomes a member of the Group after the Signature Date, where the Encumbrance or Quasi-Encumbrance is created prior to the date on which that company becomes a member of the Group, if:

1.1.98.6.1	the Encumbrance or Quasi-Encumbrance was not created in contemplation of the acquisition of that company;

1.1.98.6.2	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

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1.1.98.6.3

the Encumbrance or Quasi-Encumbrance is (other than an Encumbrance or Quasi-Encumbrance otherwise permitted pursuant to Clauses 1.1.98.2, 1.1.98.3, 1.1.98.4 or 1.1.98.5 above or 1.1.98.7, 1.1.98.9 or 1.1.98.10 below) removed or discharged within six (6) Months of that company becoming a member of the Group;

1.1.98.7	any Encumbrance or Quasi-Encumbrance granted in respect of Project Finance Borrowings over assets of, or the shares in, a Project Finance Subsidiary (other than the Cerro Corona Subsidiary);

1.1.98.8

any Encumbrance or Quasi-Encumbrance resulting from the rules and regulations of any clearing system or stock exchange over shares and/or other securities held in that clearing system or stock exchange;

1.1.98.9

in respect of Encumbrances or Quasi-Encumbrances over or affecting any asset of any Material Group Company (other than the Cerro Corona Subsidiary), any Encumbrance or Quasi-Encumbrance securing Financial Indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of any Encumbrance or Quasi-Encumbrance other than any permitted under Clauses 1.1.98.1 to 1.1.98.8 above and 1.1.98.10 and 1.1.98.11 below), does not at any time exceed 12% of Consolidated Tangible Net Worth (or its equivalent in another currency) (but adjusted to include the net value of new assets acquired since the last date of the latest set of consolidated annual financial statements of the Group);

1.1.98.10	any other Encumbrance or Quasi-Encumbrance as agreed by the Facility Agent (acting on the instructions of the Majority Lenders) in writing; or

1.1.98.11

any Encumbrance or Quasi-Encumbrance granted in respect of Financial Indebtedness incurred in connection with the Cerro Corona Operation over the business or assets of the Cerro Corona Subsidiary or over the Ownership Interests in the Cerro Corona Subsidiary provided that the amount of Financial Indebtedness secured by all such Encumbrances or Quasi-Encumbrances permitted by this Clause 1.1.98.11 does not at any time in aggregate exceed $200,000,000 (Two Hundred Million Dollars) (or its equivalent). In this Clause 1.1.98.11 Ownership Interests means (i) the shares issued by the Cerro Corona Subsidiary, (ii) any shareholder loans made to the Cerro Corona Subsidiary (iii) to the extent required by Peruvian law, the shares in the Holding Company which directly owns the shares issued by the Cerro Corona Subsidiary provided that such Holding Company’s sole assets are shares issued by, and any loans made by it to, the Cerro Corona Subsidiary and its sister company, Minera Gold Fields S.A.;

1.1.99	Permitted Financial Indebtedness means any Financial Indebtedness:

1.1.99.1	arising under the Finance Documents;

1.1.99.2	arising under any environmental bond which any member of the Group is required to issue by any applicable law;

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1.1.99.3

arising in connection with the Cerro Corona Operation provided that, the aggregate amount of all such Financial Indebtedness does not at any time exceed $200,000,000 (Two Hundred Million Dollars) (or its equivalent);

1.1.99.4	arising under any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price but not for speculative purposes;

1.1.99.5	incurred by Gruyere Holdings Pty Ltd to the extent that the aggregate amount of all such Financial Indebtedness does not at any time exceed A$600,000,000;

1.1.99.6

of the Group existing and available on the Signature Date (or, of any person that becomes a member of the Group from time to time, provided that, such Financial Indebtedness existed at the time such person became a member of the Group and was not created in anticipation thereof);

1.1.99.6.1	between Group Companies to the extent incurred for the purposes of financing general corporate and working capital requirements;

1.1.99.6.2	in respect of any lease or hire purchase contract entered into at any time which:

1.1.99.6.2.1	would, in accordance with GAAP immediately after the adoption of IFRS 16, be treated as a balance sheet liability; and

1.1.99.6.2.2	would not, in accordance with GAAP in force immediately before the adoption of IFRS 16, have been treated as a balance sheet liability;

1.1.99.6.3

incurred pursuant to any counter-indemnity obligation in respect of any guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in favour of Tshiamiso Trust to the extent that the aggregate amount of all such Financial Indebtedness does not at any time exceed ZAR357,500,000 (Three Hundred and Fifty Seven Million Five Hundred Thousand Rand); or

1.1.99.6.4

not falling within the preceding Clauses provided that the aggregate amount of all Financial Indebtedness (excluding, for the avoidance of doubt, any Financial Indebtedness incurred by a Guarantor or a Project Finance Subsidiary permitted under this Clause1.1.99 does not at any time exceed $300,000,000 (Three Hundred Million Dollars) (or its equivalent));

1.1.100	Permitted Guarantee means:

1.1.100.1	any guarantee of any Financial Indebtedness of any member of the Group;

1.1.100.2	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to Clause 1.1.98.3 of the definition of Permitted Encumbrance;

1.1.100.3	any guarantees or indemnities outstanding on the Signature Date;

1.1.100.4	any guarantee constituting Financial Indebtedness which is not prohibited by Clause 21.11 (Financial Indebtedness); or

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1.1.100.5

any guarantees not falling within the preceding Clauses so long as the aggregate amount of such guarantees outstanding at any time when aggregated with the amount of any loans permitted pursuant to Clause 1.1.101.6 of Permitted Loan does not exceed $300,000,000 (Three Hundred Million Dollars) (or its equivalent) at any time;

1.1.101	Permitted Loan means:

1.1.101.1	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

1.1.101.2	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (except under Clause 1.1.99.4 of that definition);

1.1.101.3	a loan made by an Obligor to another Obligor or made by a Material Group Company which is not an Obligor to another Material Group Company;

1.1.101.4	any loan between Group Companies to the extent made for the purposes of financing general corporate and working capital requirements;

1.1.101.5	any loan made by an Obligor or Material Group Company which is outstanding on the Signature Date; or

1.1.101.6

any loan not falling within the preceding Clauses so long as the aggregate amount of the Financial Indebtedness under any such loans when aggregated with the amount of any guarantees permitted pursuant to Clause 1.1.101.5 of Permitted Guarantee does not exceed $300,000,000 (Three Hundred Million Dollars) (or its equivalent) at any time;

1.1.102	Project Finance Borrowings means:

1.1.102.1

any indebtedness to finance (or re-finance) a project comprised of the ownership, development, construction, refurbishment, commissioning and/or operation of assets which is incurred by a Project Finance Subsidiary in connection with such project and in respect of which the recourse of the person(s) making any such finance (or re-finance) available to that Project Finance Subsidiary for the payment, repayment and prepayment of such indebtedness is limited to (i) the Project Finance Subsidiary and its assets and/or the shares in that Project Finance Subsidiary and/or (ii) during the period prior to successful completion of the relevant completion tests applicable to such project guarantees from any one or more members of the Group; or

1.1.102.2

any indebtedness the terms and conditions of which have been approved by the Facility Agent and which the Facility Agent has agreed in writing (acting on the instructions of the Majority Lenders) to treat as a Project Finance Borrowing for the purposes of the Finance Documents;

1.1.103

Project Finance Subsidiary means a single purpose company or other entity (excluding the Obligors) whose sole business is a project comprised of the ownership, development, construction, refurbishment, commissioning and/or operation of an asset which has incurred Project Finance Borrowings;

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1.1.104	Qualifying Lender has the meaning given to it in Clause 12 (Tax Gross-up and Indemnities);

1.1.105

Quotation Day means, in relation to any period for which an interest rate is to be determined, the first day of that period, unless market practice differs in the Johannesburg Interbank Market, in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the Johannesburg Interbank Market (and if quotations would normally be given by leading banks in the Johannesburg Interbank Market on more than one day, the Quotation Day will be the last of those days);

1.1.106	Recipient has the meaning given to it in Clause 12.2.1 of Clause 12.7 (Value added tax);

1.1.107	Recovered Amount has the meaning given to it in Clause 27.1 (Payments to Finance Parties);

1.1.108	Recovering Finance Party has the meaning given to it in Clause 27.1 (Payments to Finance Parties);

1.1.109	Redistributed Amount has the meaning given to it in Clause 27.4 (Reversal of redistribution);

1.1.110	Reference Bank Quotation means any quotation supplied to the Facility Agent by a Reference Bank;

1.1.111	Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks as either:

1.1.111.1	if:

1.1.111.1.1	the Reference Bank is a contributor to the Screen Rate; and

1.1.111.1.2	it consists of a single figure,

the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator; or

1.1.111.2	in any other case, the rate at which the relevant Reference Bank could fund itself in ZAR for the relevant period with reference to the unsecured wholesale funding market;

1.1.112

Reference Banks means the principal Johannesburg offices of such banks as may be appointed by the Facility Agent in consultation with the Parent at the relevant time and provided that such banks have accepted such appointment;

1.1.113

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund;

1.1.114

Repeating Representations means each of the representations set out in Clause 18.1 (Status) to Clause 18.24 (Sanctions) inclusive, other than Clause 18.3 (Binding obligations), Clause 18.6 (Governing law and enforcement), Clause 18.7 (Deduction of Tax), Clause 18.8 (No filing or stamp taxes), Clauses 18.11.1 and 18.11.2 of Clause 18.11 (No misleading information), Clause 18.14 (No proceedings pending or threatened), Clause 18.18 (Insurance), Clause 18.21 (Taxation) and Clause 18.24.2 of Clause 18.24 (Sanctions);

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1.1.115	Replacement Lender has the meaning given to it in Clause 34.6.1 of Clause 34.6 (Replacement of a Defaulting Lender);

1.1.116	Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

1.1.117	Resignation Letter means a letter substantially in the form set out in Schedule 6 (Form of Resignation Letter);

1.1.118	Retiring Guarantor has the meaning given to it in Clause 17.8 (Release of Guarantors’ right of contribution);

1.1.119	Rollover Loan means one or more Loans:

1.1.119.1	made or to be made on the same day that a maturing Loan is due to be repaid;

1.1.119.2	the aggregate amount of which is equal to or less than the amount of the maturing Loan; and

1.1.119.3	made or to be made to the same Borrower for the purpose of refinancing a maturing Loan;

1.1.120

Sanctions means any economic, financial or trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by the United States government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a specially designated national or blocked person), the United Nations Security Council, the European Union, the government of Australia, the government of Canada, the government of Japan, the government of the United Kingdom (including, without limitation Her Majesty’s Treasury), the government of the Republic of France, the government of the Republic of South Africa or any other relevant sanctions authority which replaces, or is a successor to, any of the foregoing;

1.1.121	Sanctioned Country means a country, territory or region that is the target of Sanctions;

1.1.122

Screen Rate means the mid-market rate for deposits in ZAR for the relevant period which appears on the Reuters Screen SAFEY Page alongside the caption YIELD at the applicable time (or any replacement Reuters page which displays that rate, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters). If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Parent;

1.1.123	Sharing Finance Parties has the meaning given to it in Clause 27.2 (Redistribution of payments);

1.1.124	Sharing Payment has the meaning given to it in Clause 27.1 (Payments to Finance Parties);

1.1.125	Signature Date means the date of the signature of the Party last signing this Agreement in time, provided that all Parties have signed this Agreement;

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1.1.126	South African Obligors means:

1.1.126.1	the Parent;

1.1.126.2	the Original Borrowers; or

1.1.126.3	any Additional Obligor incorporated in South Africa;

1.1.127	Specified Time means a time determined in accordance with Schedule 8 (Timetable);

1.1.128	Standard & Poor’s means Standard & Poor’s, a division of the McGraw-Hill Companies Inc., or any successor to its rating agency function;

1.1.129	Subject Party has the meaning given to it in Clause 12.2.2 of Clause 12.7 (Value added tax);

1.1.130	Subsidiary means, in relation to any company or corporation, a company or corporation:

1.1.130.1	which is controlled, directly or indirectly, by the first mentioned company or corporation;

1.1.130.2	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

1.1.130.3	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

1.1.131	Supplier has the meaning given to it in Clause 12.2.2 of Clause 12.7 (Value added tax);

1.1.132

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

1.1.133	Tax Credit has the meaning given to it in Clause 12 (Tax Gross-up and Indemnities);

1.1.134	Tax Declaration has the meaning given to it in Clause 12 (Tax Gross-up and Indemnities);

1.1.135	Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction;

1.1.136	Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax Indemnity);

1.1.137	Termination Date means the third anniversary of the CP Satisfaction Date;

1.1.138	Total Commitments means the aggregate of the Commitments, being ZAR500,000,000 (Five Hundred Million Rand) at the Signature Date;

1.1.139	Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Parent;

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1.1.140	Transfer Date means, in relation to a transfer:

1.1.140.1	the proposed Transfer Date specified in the relevant Transfer Certificate; or

1.1.140.2	in the event that no Transfer Date is specified in the relevant Transfer Certificate, the date on which the Facility Agent executes the relevant Transfer Certificate;

1.1.141	Treaty Lender has the meaning given to it in Clause 12 (Tax Gross-up and Indemnities);

1.1.142	Treaty State has the meaning given to it in Clause 12 (Tax Gross-up and Indemnities);

1.1.143	Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents;

1.1.144	US means the United States of America;

1.1.145	Utilisation means a utilisation of the Facility;

1.1.146	Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made;

1.1.147	Utilisation Request means a notice substantially in the form set out in Schedule 3 (Utilisation Request);

1.1.148	VAT means any value added tax as provided for in the South African Value Added Tax Act, 1991 and any other tax of a similar nature; and

1.1.149	Website Lenders has the meaning given to it in Clause 19.8.1 of Clause 19.8 (Use of websites).

1.2	Construction

1.2.1	Unless a contrary indication appears any reference in this Agreement to:

1.2.1.1

the Facility Agent, the Mandated Lead Arranger, any Finance Party, any Lender, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

1.2.1.2

arm’s length means terms that are fair and reasonable to the counterparty of a transaction and no more or less favourable to the other party to the relevant transaction as could reasonably be expected to be obtained in a comparable arm’s length transaction with a person that is not the ultimate Holding Company of such counterparty or an entity of which such counterparty or its ultimate Holding Company has direct or indirect control, or owns directly or indirectly more than 20% of the share capital or similar rights of ownership;

1.2.1.3	an amendment includes an amendment, modification, supplement, novation, re-enactment, replacement, restatement or variation and amend will be construed accordingly;

1.2.1.4	assets includes present and future properties, revenues and rights of every description;

1.2.1.5	audited means, in respect of any financial statement, those financial statements as audited by the Auditors;

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1.2.1.6

authorisations mean any authorisation, consent, registration, filing agreement, notarisation, certificate, licence, approval, resolution, permit and/or authority or any exemption from any of the aforesaid, by, with or from any authority (including, without limitation, any approvals required from the South African Reserve Bank in relation to any Finance Document or any transaction contemplated under any Finance Document);

1.2.1.7	a Clause or Schedule shall, subject to any contrary indication, be construed as a reference to a Clause or Schedule of this Agreement;

1.2.1.8	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

1.2.1.9	a group of Lenders includes all the Lenders;

1.2.1.10

a guarantee means (other than in Clause 17 (Guarantee and Indemnity)), any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent to purchase or assume any indebtedness of any person or to make any investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

1.2.1.11	indebtedness shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.1.12

the use of the word including followed by specific examples will not be construed as limiting the meaning of the general wording preceding it, and the eiusdem generis rule must not be applied in the interpretation of such general wording or such specific examples;

1.2.1.13

law shall be construed as any law (including statutory, common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order, other legislative measure, directive, requirement, request or guideline (whether or not having the force of law but, if not having the force of law, is generally complied with by the persons to whom it is addressed or applied) of any government, supranational, local government, statutory or regulatory or self-regulatory or similar body or authority or court and the common law, as amended, replaced, re-enacted, restated or reinterpreted from time to time;

1.2.1.14	the words other and otherwise shall not be construed eiusdem generis with any foregoing words where a wider construction is possible;

1.2.1.15

a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

1.2.1.16

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but complied with generally) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

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1.2.1.17	a provision of law is a reference to that provision as amended or re-enacted; and

1.2.1.18	a time of day is a reference to Johannesburg time.

1.2.2

The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

1.2.3	Section, Clause and Schedule headings are for ease of reference only.

1.2.4

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.5	Unless inconsistent with the context or a contrary indication appears, in this Agreement:

1.2.5.1

if any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party to this Agreement, notwithstanding that it appears only in a definition, effect shall be given to it as if it were a substantive provision of this Agreement;

1.2.5.2

when any number of days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the next succeeding Business Day;

1.2.5.3

where any Party to this Agreement is required to provide any consent or approval or agree to the actions of any other Party to this Agreement, the request for such consent or approval or agreement shall be in writing and such consent or approval or agreement, in order to be an effective consent, approval or agreement for the purposes of this Agreement, shall be in writing;

1.2.5.4

any obligation of an Obligor not to do something under this Agreement shall include an obligation not to vote in favour of or to exercise any discretion or to contract, agree or take any action with a view to bringing that thing about (unless such contract or agreement is conditional upon the consent of the Facility Agent).

1.2.6	A Default is continuing if it has not been remedied or waived.

1.2.7

The headings to the Clauses and Schedules of this Agreement are for reference purposes only and shall in no way affect or govern the interpretation of nor modify nor amplify the terms of this Agreement nor any Clause or Schedule hereof.

1.2.8

The Schedules to this Agreement form an integral part thereof and words and expressions defined in this Agreement shall bear, unless the context otherwise requires, the same meaning in such Schedules. To the extent that there is any conflict between the Schedules to this Agreement and the provisions of this Agreement, the provisions of this Agreement shall prevail.

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1.2.9

Where any term is defined within the context of any particular Clause in this Agreement, the term so defined, unless it is clear from the Clause in question that the term so defined has limited application to the relevant Clause, shall bear the same meaning as ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this Clause 1.2.9.

1.2.10

The rule of construction that, in the event of ambiguity, a contract shall be interpreted against the party responsible for the drafting thereof, shall not apply in the interpretation of the Finance Documents.

1.2.11

The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the Clauses themselves do not expressly provide for this.

1.2.12

This Agreement shall to the extent permitted by applicable law be binding on and enforceable by the administrators, trustees, permitted assigns, permitted transferees or liquidators of the Parties as fully and effectually as if they had signed this Agreement in the first instance and reference to any Party shall be deemed to include such Party’s administrators, trustees, permitted assigns, permitted transferees or liquidators, as the case may be.

1.2.13

The use of any expression in this Agreement covering a process available under South African law such as winding-up (without limitation eiusdem generis) shall, if any of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

1.3	Currency Symbols and Definitions

US$, $ and dollars denote lawful currency of the United States of America. ZAR denotes the lawful currency of the Republic of South Africa.

1.4	Third party rights

1.4.1	Except as expressly provided for in this Agreement, no provision of this Agreement constitutes a stipulation for the benefit of any person who is not a Party to this Agreement.

1.4.2

Subject to Clause 34.2.2 of Clause 34.2 (Exceptions), but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a ZAR revolving loan facility in an aggregate amount equal to the Total Commitments.

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2.2	Increase

2.2.1	The Parent may by giving prior notice to the Facility Agent after the effective date of a cancellation of the Commitment of a Lender in accordance with:

2.2.1.1	Clause 7.1 (Illegality); or

2.2.1.2	Clause 7.5.1 of Clause 7.5 (Right of replacement or repayment and cancellation in relation to a single Lender),

request that the Commitments be increased (and the Commitments shall be so increased) in an aggregate amount of up to the amount of the Commitment so cancelled as follows:

2.2.1.3

the increased Commitments will be assumed by one or more Eligible Institutions (each an Increase Lender) each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

2.2.1.4

each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

2.2.1.5

each Increase Lender shall become a Party as a Lender and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

2.2.1.6	the Commitments of the other Lenders shall continue in full force and effect; and

2.2.1.7

any increase in the Commitments shall take effect on the date specified by the Parent in the notice referred to above or any later date on which the Facility Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender.

2.2.2

The Facility Agent shall, subject to Clause 2.2.3 below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.

2.2.3

The Facility Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once it is satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender.

2.2.4

Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

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2.2.5

The Parent shall promptly on demand pay the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

2.2.6

The Increase Lender shall, on the date upon which the increase takes effect, pay to the Facility Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 23.4 (Transfer fee) if the increase was a transfer pursuant to Clause 23.6 (Procedure for transfer) and if the Increase Lender was a New Lender.

2.2.7

The Parent may pay to the Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender in a letter between the Parent and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this Clause 2.2.7;

2.2.8

Neither the Facility Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

2.2.9	Clause 23.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

2.2.9.1	an Existing Lender were references to all the Lenders immediately prior to the relevant increase;

2.2.9.2	the New Lender were references to that Increase Lender; and

2.2.9.3	a re-transfer were references to a transfer.

2.3	Finance Parties’ rights and obligations

2.3.1

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3.2

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with Clause 2.3.3 below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

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2.3.3	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3.	PURPOSE

3.1	Purpose

3.1.1	The Original Borrowers shall apply all amounts borrowed by them under the Facility towards the general corporate and working capital purposes of the Group.

3.1.2	Each Additional Borrower shall apply all amounts borrowed by it under the Facility towards the purposes specified in the Accession Letter to which it is a party as Additional Borrower.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

4.1.1

No Borrower may deliver a Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent. The Facility Agent shall notify the Parent and the Lenders promptly upon being so satisfied.

4.1.2

Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in Clause 4.1.1 above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.5 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

4.2.1

in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Rollover Loan, and in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

4.2.2	the Repeating Representations to be made by each Obligor are true in all material respects.

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4.3	Failure to close

If the CP Satisfaction Date has not occurred by 17h00 on 29 May 2020 (or such later date as may be agreed by the Facility Agent in writing), the Facility Agent shall be entitled (but not obliged) to cancel the Commitments and reduce it to zero with immediate effect. Such cancellation shall be without prejudice to the Borrowers’ obligations under Clause 1 (Definitions and Interpretation), Clause 16 (Costs and Expenses) to pay any costs, fees, expenses or taxes then due and payable provided for therein and the provisions of Clauses 28 (Payment Mechanics) and 30 (Notices) to 45 (Jurisdiction) shall remain in force for such purpose.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrowers may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

5.2.1	the proposed Utilisation Date is a Business Day within the Availability Period;

5.2.2	the currency and amount of the Utilisation comply with Clause 5.4 (Currency and amount);

5.2.3	the proposed Interest Period complies with Clause 9 (Interest Periods); and

5.2.4

in respect of the Original Borrowers, it is a joint request made by the Original Borrowers in one Utilisation Request and one Loan is requested by each Original Borrower in the same Utilisation Request.

5.3	Maximum number of Loans and Utilisation Requests

5.3.1	The Borrowers may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 20 Loans would be outstanding.

5.3.2	The Borrowers may not deliver more than two Utilisation Requests in one Month.

5.4	Currency and amount

5.4.1	The currency specified in a Utilisation Request must be in ZAR.

5.4.2	The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of ZAR10,000,000 (Ten Million Rand) or, if less, the Available Facility.

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5.5	Lenders’ participation

5.5.1

If the conditions set out in this Agreement have been met and subject to Clause 6 (Repayment), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

5.5.2	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making that Loan.

5.5.3

The Facility Agent shall notify each Lender of the amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 28.1 (Payments to the Facility Agent), in each case by the Specified Time.

5.6	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

6.	REPAYMENT

6.1	Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

6.2	Without prejudice to each Borrower’s obligation under Clause 6.1 above, if:

6.2.1	one or more Loans under the Facility are to be made available to a Borrower:

6.2.1.1	on the same day that a maturing Loan is due to be repaid by that Borrower; and

6.2.1.2	in whole or in part for the purpose of refinancing the maturing Loan; and

6.2.2

the proportion borne by each Lender’s participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender’s participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Parent notifies the Facility Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:

6.2.2.1	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

6.2.2.1.1	the relevant Borrower will only be required to make a payment under Clause 28.1 (Payments to the Facility Agent) in an amount in the relevant currency equal to that excess; and

6.2.2.1.2

each Lender’s participation (if any) in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Loan and that Lender will not be required to make a payment under Clause 28.1 (Payments to the Facility Agent) in respect of its participation in the new Loans; and

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6.2.2.1.3	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

6.2.2.1.3.1	the relevant Borrower will not be required to make a payment under Clause 28.1 (Payments to the Facility Agent); and

6.2.2.1.3.2

each Lender will be required to make a payment under Clause 28.1 (Payments to the Facility Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender’s participation in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan (or if it becomes unlawful for any Affiliate of a Lender for that Lender to do so):

7.1.1	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

7.1.2	upon the Facility Agent notifying the Parent, the Available Commitment of that Lender will be immediately cancelled; and

7.1.3

each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Parent or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitments shall be cancelled in the amount of the participations repaid.

7.2	Change of control

7.2.1	If any person or group of persons acting in concert gains control of the Parent:

7.2.1.1	the Parent shall promptly notify the Facility Agent upon becoming aware of that event;

7.2.1.2	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan) and the Facility Agent and the Parent shall consult about the change of control;

7.2.1.3

if the Majority Lenders so require after a period of 45 (forty-five) days from receipt of the notice referred to in Clause 7.2.1.1 above (provided, for the avoidance of doubt, failure of the Parent to provide such notice shall not prevent the Lenders from taking the following actions), the Facility Agent shall by notice to the Parent, (such notice to be delivered no later than 60 (sixty) days from receipt of the notice referred to in Clause 7.2.1.1 above), cancel the Total Commitments and declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable; and

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7.2.1.4

if the Majority Lenders do not require cancellation and prepayment in accordance with Clause 7.2.1.3 above, a Lender may by notice to the Facility Agent which shall be delivered not earlier than 45 (forty-five) days nor later than 60 (sixty) days from receipt of the notice referred to in Clause 7.2.1.1 above, whereupon the Facility Agent shall by notice to the Parent (such notice to be delivered promptly after receipt of such Lender notification), cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest thereon and all other amounts due to such Lender under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

7.2.2	For the purpose of Clause 7.2.1 above control means:

7.2.2.1	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

7.2.2.1.1	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Parent;

7.2.2.1.2	appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent; or

7.2.2.1.3	give directions with respect to the operating and financial policies of the Parent which the directors or other equivalent officers of the Parent are obliged to comply with; or

7.2.2.2

the holding of more than one-half of the issued share capital of the Parent (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

7.2.2.3

For the purpose of Clause 7.2.1 above acting in concert means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Parent, to obtain or consolidate control of the Parent.

7.3	Voluntary cancellation

During the Availability Period, the Parent may, if it gives the Facility Agent not less than 5 (five) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of ZAR10,000,000 (Ten Million Rand)) of an Available Facility. Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably under that Facility.

7.4	Voluntary Prepayment of Loans

The Borrower to which a Loan has been made may, if it gives the Facility Agent not less than 5 (five) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of ZAR10,000,000 (Ten Million Rand).

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7.5	Right of replacement or repayment and cancellation in relation to a single Lender

7.5.1	If:

7.5.1.1	any sum payable to any Lender by an Obligor is required to be increased under Clause 12.2.3 of Clause 12.2 (Tax gross-up); or

7.5.1.2	any Lender claims indemnification from the Parent under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Parent may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Facility Agent notice of its intention to replace that Lender in accordance with Clause 7.5.4 below.

7.5.2

On receipt of a notice of cancellation referred to in Clause 7.5.1 above, the Commitment of that Lender shall immediately be reduced to zero whereupon the Total Commitments shall be reduced by the same amount.

7.5.3

On the last day of each Interest Period which ends after the Parent has given notice of cancellation under Clause 7.5.1 above (or, if earlier, the date specified by the Parent in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

7.5.4

The Parent may, if the circumstances set out in Clause 7.5.1 above apply to a Lender or if an Obligor becomes obliged to pay any amount in accordance with Clause 7.1 (Illegality) to any Lender, on 5 (five) Business Days’ prior notice to the Facility Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Facility Agent has not given a notification under Clause 23.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

7.5.5	The replacement of a Lender pursuant to Clause 7.5.4 above shall be subject to the following conditions:

7.5.5.1	the Parent shall have no right to replace the Facility Agent;

7.5.5.2	neither the Facility Agent nor any Lender shall have any obligation to find a replacement Lender;

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7.5.5.3	in no event shall the Lender replaced under Clause 7.5.4 above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

7.5.5.4

the Lender shall only be obliged to transfer its rights and obligations pursuant to Clause 7.5.4 above once it is satisfied that it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations in relation to that transfer and the Lender shall perform such know your customer or other similar checks as soon as reasonably practicable following delivery of a notice referred to in Clause 7.5.4 above and shall notify the Facility Agent and the Parent when it is satisfied that it has complied with those checks.

7.6	Restrictions

7.6.1

Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.6.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

7.6.3	Unless a contrary indication appears in this Agreement any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

7.6.4	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.6.5	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.6.6	If the Facility Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Parent or the affected Lender, as appropriate.

7.6.7

If all or part of any Lender’s participation in a Loan under the Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender’s Commitment (equal to the amount of the participation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.

7.7	Application of prepayments

Any prepayment of a Loan pursuant to Clause 7.2.1.3 or Clause 7.4 shall be applied pro rata to each Lender’s participation in that Loan.

7.8	Right of cancellation in relation to a Defaulting Lender

7.8.1

If any Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent 5 (five) Business Days’ notice of cancellation of each Available Commitment of that Lender.

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7.8.2	On the notice referred to in Clause 7.8.1 above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

7.8.3	The Facility Agent shall as soon as practicable after receipt of a notice referred to in Clause 7.8.1 above, notify all the Lenders.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

8.1.1	the Margin; and

8.1.2	the Base Rate.

8.2	Payment of interest

Each Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six (6) Months, on the dates falling at 6 (six) Monthly intervals after the first day of the relevant Interest Period).

8.3	Default interest

8.3.1

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject Clause 8.3.2 below, is 1% per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by that Obligor on demand by the Facility Agent.

8.3.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

8.3.2.1	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

8.3.2.2	the rate of interest applying to the overdue amount during that first Interest Period shall be 1% per annum higher than the rate which would have applied if the overdue amount had not become due.

8.3.3

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

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8.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

9.1.1	A Borrower (or the Parent on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

9.1.2

Subject to this Clause 9, a Borrower may select an Interest Period of 1 (one), 3 (three), 6 (six) or 12 (twelve) Months or any other period agreed between the Borrower (or the Parent) and the Facility Agent (acting on the instructions of all the Lenders) in relation to the relevant Loan.

9.1.3	An Interest Period for a Loan under the Facility shall not extend beyond the Termination Date.

9.1.4	A Loan has one Interest Period only.

9.2	Consolidation of Loans

If two or more Interest Periods in respect of a Borrower end on the same date, those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period in respect of that Borrower.

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of Quotations

Subject to Clause 10.2 (Market disruption), if the Base Rate is to be determined by reference to the Reference Banks but a Reference Bank does not supply a Reference Bank Quotation by the Specified Time on the Quotation Day, the applicable Base Rate shall be determined on the basis of the Reference Bank Quotations of the remaining Reference Banks.

10.2	Market Disruption

10.2.1

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

10.2.1.1	the Margin; and

10.2.1.2

the Funding Rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

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10.2.2	In this Agreement, Market Disruption Event means:

10.2.2.1

at or about noon on the Quotation Day for the relevant Interest Period, the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine JIBAR for the relevant Interest Period; or

10.2.2.2

before close of business in Johannesburg on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35% of that Loan) that:

10.2.2.2.1	the cost to it or them of funding its or their participation in that Loan from the Johannesburg Interbank Market would be in excess of JIBAR;

10.2.2.2.2	the cost to it or them of obtaining matching deposits in the Johannesburg Interbank Market would be in excess of JIBAR for the relevant Interest Period; or

10.2.2.2.3	matching deposits will not be available to them in the Johannesburg Interbank Market in the ordinary course of business to fund their participation in that Loan for the relevant Interest Period.

10.3	Notification to Parent

If Clause 10.2 (Market Disruption) applies the Facility Agent shall, as soon as is practicable, notify the Parent.

10.4	Break Costs

10.4.1

Each Borrower shall, within 3 (three) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

10.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Commitment fee

11.1.1

The Original Borrowers shall, jointly and severally, pay to the Facility Agent (for the account of each Lender) a fee (in ZAR) computed at the rate of 33% of the Margin per annum on that Lender’s Available Commitment accruing from the CP Satisfaction Date.

11.1.2	The accrued commitment fee in respect of the Facility is payable on:

11.1.2.1	the last day of each successive period of 3 (three) Months commencing from the CP Satisfaction Date;

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11.1.2.2	on the last day of the relevant Availability Period; and

11.1.2.3	if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

11.1.3	No commitment fee is payable to the Facility Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

11.2	Non-Refundable Deal Structuring Fee

The Original Borrowers shall, jointly and severally, pay to the Facility Agent (for the account of the Mandated Lead Arranger) a non-refundable deal structuring fee in the amount and at the times agreed in a Fee Letter.

12.	TAX GROSS-UP AND INDEMNITIES

12.1	Definitions

12.1.1	In this Clause 12:

12.1.1.1	Income Tax Act means the Income Tax Act no 58 of 1962, as amended of South Africa;

12.1.1.2

Qualifying Lender means a Lender which is beneficially entitled to interest (as defined in section 24J(1) of the Income Tax Act) payable to that Lender in respect of an advance under a Finance Document and is:

12.1.1.2.1	a Lender which is tax resident in South Africa;

12.1.1.2.2	a Lender which is not tax resident in South Africa if:

12.1.1.2.2.1	such advance in respect of which that interest is paid is effectively connected with or attributable to a permanent establishment of that Lender in South Africa;

12.1.1.2.2.2	that Lender is registered as a taxpayer in terms of Chapter 3 of the Tax Administration Act, 2011 of South Africa; and

12.1.1.2.2.3	that Lender has by the due date for payment of that interest submitted to the Borrower a Tax Declaration; or

12.1.1.2.3	a Treaty Lender that has by the due date for payment of that interest submitted to the relevant Borrower a Tax Declaration;

12.1.1.3	Tax Credit means a credit against, relief or remission for, or repayment of any Tax;

12.1.1.4	Tax Declaration means, in respect of a Qualifying Lender and a payment of interest from a South African Obligor to that Qualifying Lender:

12.1.1.4.1

in the case of a Qualifying Lender referred to in Clause 12.1.1.2.2 of the definition of Qualifying Lender, a declaration in such form as may be prescribed by the Commissioner for the South African Revenue Service pursuant to section 50E(2) of the Income Tax Act that that Lender is, in terms of section 50D(3) of the Income Tax Act, exempt from the withholding tax on interest in respect of that payment; and

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12.1.1.4.2

in the case of a Qualifying Lender referred to in Clause 12.1.1.2.3 of the definition of Qualifying Lender, a declaration in such form as may be prescribed by the Commissioner for the South African Revenue Service pursuant to section 50E(3) of the Income Tax Act that that payment of interest is, in terms of section 50E(3) of the Income Tax Act, subject to a rate of withholding tax reduced to zero as a result of any applicable Treaty;

12.1.1.5	Treaty Lender means a Lender which:

12.1.1.5.1	is treated as a resident of a Treaty State for the purposes of a Treaty;

12.1.1.5.2	does not carry on a business in South Africa through a permanent establishment, as defined in the Income Tax Act, with which that Lender’s participation in the Loan is effectively connected; and

12.1.1.5.3	otherwise qualifies under the terms of a Treaty for full exemption from tax imposed by South Africa on interest;

12.1.1.6

Treaty State means a jurisdiction having an agreement for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income (a Treaty) with South Africa which makes provision for full exemption from Tax imposed by South Africa on interest.

12.1.2	Unless this Clause expressly provides to the contrary a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

12.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2

An Obligor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Parent and, if applicable, that Obligor.

12.2.3

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4

A payment shall not be increased under Clause 12.2.3 above by reason of a Tax Deduction on account of Tax imposed by South Africa if, on the date on which the payment falls due the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority.

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12.2.5

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.6

Within 30 (thirty) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.2.7

A Qualifying Lender (or a Lender who would be a Qualifying Lender but for the fact that it has not submitted a Tax Declaration) and each Obligor which makes a payment to which that Qualifying Lender (or a Lender who would be a Qualifying Lender but for the fact that it has not submitted a Tax Declaration) is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction (including the submission of any Tax Declaration to the relevant Borrower required to benefit from an exemption from withholding tax on interest).

12.3	Tax indemnity

12.3.1

An Obligor shall (within 3 (three) Business Days of demand by the Facility Agent) pay to a Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Finance Party in respect of a Finance Document.

12.3.2	Clause 12.3.1 above shall not apply:

12.3.2.1	with respect to any Tax assessed on a Finance Party:

12.3.2.1.1

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

12.3.2.1.2	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

12.3.3	to the extent a loss, liability or cost:

12.3.3.1	is compensated for by an increased payment under Clause 12.2 (Tax gross-up);

12.3.3.2

would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because the exclusion in Clause 12.2.5 of Clause 12.2 (Tax gross-up) applied; or

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12.3.3.3	relates to a FATCA Deduction required to be made by a Party.

12.3.4

A Finance Party making, or intending to make a claim under Clause 12.3.1 above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify that Obligor.

12.3.5	A Finance Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Facility Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

12.4.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

12.4.2	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to such Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by such Obligor.

12.5	Lender status confirmation

12.5.1

Each Lender which is not an Original Lender shall indicate, in the documentation which it executes on becoming a Party as a Lender, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

12.5.1.1	not a Qualifying Lender;

12.5.1.2	a Qualifying Lender (other than a Treaty Lender); or

12.5.1.3	a Treaty Lender.

12.5.2

If such a Lender fails to indicate its status in accordance with this Clause 12.5 then that Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Obligors). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this Clause 12.5.

12.6	Stamp taxes

The Borrowers, jointly and severally, shall pay and, within 3 (three) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

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12.7	Value added tax

12.7.1

All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Clause 12.7.2 below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party shall pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

12.7.2

If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

12.7.3

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.7.4

Any reference in this Clause 12.7 to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

12.7.5

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

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12.8	FATCA Information

12.8.1	Subject to Clause 12.8.3 below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

12.8.1.1	confirm to that other Party whether it is:

12.8.1.1.1	a FATCA Exempt Party; or

12.8.1.1.2	not a FATCA Exempt Party;

12.8.1.2

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

12.8.1.3

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

12.8.2

If a Party confirms to another Party pursuant to Clause 12.8.1.1 above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

12.8.3

Clause 12.8.1 above shall not oblige any Finance Party to do anything, and Clause 12.8.1.3 above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

12.8.3.1	any law or regulation;

12.8.3.2	any fiduciary duty; or

12.8.3.3	any duty of confidentiality.

12.8.4

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clauses 12.8.1.1 or 12.8.1.2 above (including, for the avoidance of doubt, where Clause 12.8.3 above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.9	FATCA Deduction

12.9.1

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

12.9.2

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Parent, the Facility Agent and the other Finance Parties.

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13.	INCREASED COSTS

13.1	Increased costs

13.1.1

Subject to Clause 13.3 (Exceptions) the Borrowers shall, within 20 (twenty) Business Days of a demand by the Facility Agent, jointly and severally, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

13.1.1.1	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the Signature Date;

13.1.1.2	compliance with any law or regulation made after the Signature Date; or

13.1.2

the implementation or application of, or compliance with, Basel III or any law or regulation that implements or applies Basel III (except, in each case, to the extent that any such costs were reasonably capable of being calculated by the relevant Finance Party as at the Signature Date or the date on which it became a party to this Agreement).

13.1.3	In this Agreement:

13.1.3.1	Basel III means:

13.1.3.1.1

the agreements on capital requirements, a leverage ratio and liquidity standards contained in Basel III: A global regulatory framework for more resilient banks and banking systems, Basel III: International framework for liquidity risk measurement, standards and monitoring and Guidance for national authorities operating the countercyclical capital buffer published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated;

13.1.3.1.2

the rules for global systemically important banks contained in Global systemically important banks; assessment methodology and the additional loss absorbency requirement—Rules text published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

13.1.3.1.3	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

13.1.4	Increased Costs means:

13.1.4.1	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

13.1.4.2	an additional or increased cost; or

13.1.4.3

a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

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13.2	Increased cost claims

13.2.1

A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim (provided that the relevant Finance Party will not be obliged to divulge any confidential or price-sensitive information), following which the Facility Agent shall promptly notify each Borrower.

13.2.2	Each Finance Party shall, together with the notification in Clause 13.2.1 above, provide a certificate to the Facility Agent:

13.2.2.1	confirming the amount of its Increased Costs;

13.2.2.2

outlining the basis of its calculation (in reasonable detail) (provided that the relevant Finance Party will not be obliged to divulge any confidential or price-sensitive information or information or detail that the Finance Party is not legally allowed to disclose (even if the recipient has given appropriate confidentiality undertakings)); and

13.2.2.3

confirming that it is the policy of that Finance Party to make claims from similar borrowers under similar facilities (provided that the relevant Finance Party will not be obliged to divulge any confidential or price-sensitive information or information or detail that the Finance Party is not legally allowed to disclose (even if the recipient has given appropriate confidentiality undertakings)), (for the avoidance of doubt, a written statement by a Finance Party confirming that it is the policy of that Finance Party to make claims from similar borrowers under similar facilities will be sufficient evidence and no Finance Party will be required to provide any further evidence or otherwise substantiate its position concerning Basel III), following which the Facility Agent shall promptly forward that certificate to the Borrowers.

13.3	Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

13.3.1	attributable to a Tax Deduction required by law to be made by an Obligor;

13.3.2	attributable to a FATCA Deduction required to be made by a Party;

13.3.3

compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 12.3.2 of Clause 12.3 (Tax indemnity) applied);

13.3.4	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

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13.3.5

attributable to the implementation or application of or compliance with the International Convergence of Capital Measurement and Capital Standards, a Revised Framework published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Signature Date (but excluding any amendment arising out of Basel III) (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

14.1.1

If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

14.1.1.1	making or filing a claim or proof against that Obligor; or

14.1.1.2	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within 5 (five) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

14.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrowers shall, within 5 (five) Business Days of demand, indemnify each Finance Party, jointly and severally, against any cost, loss or liability incurred by that Finance Party as a result of:

14.2.1	the occurrence of any Event of Default;

14.2.2

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

14.2.3

funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

14.2.4	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent.

14.3	Indemnity in relation to electronic signatures

Where the Finance Documents are signed by means of electronic signature (Electronic Signature),

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14.3.1	each Obligor:

14.3.1.1

waives any claim which it may have or may acquire against a Finance Party and shall promptly indemnify each of the Finance Parties against any loss, claim, liability, damages, penalties, actions, judgments, rulings, interest, costs, expenses or disbursements, whether directly or indirectly, and which could be lodged by an Obligor or any third party, as a result of a Finance Party receiving and acting upon the Finance Documents which were signed by Electronic Signature, unless such loss, claim or damage resulted from the gross negligence and wilful misconduct of a Finance Party; and

14.3.1.2

indemnifies each of the Finance Parties against all demands, claims, actions, losses and damage of whatever nature caused in relation to that Finance Party’s (i) malfunctions, failures or unavailability of any hardware, software or equipment, (ii) damage arising from any event beyond that Finance Party’s control, (iii) damage arising from the sending of fraudulent Electronic Signatures and (iv) damage caused by the misplacement or loss, however caused, of any electronically signed Finance Documents sent to a Finance Party by email, unless such demands, claims, actions, losses and damage resulted from the gross negligence and wilful misconduct of that Finance Party; and

14.3.2

each Finance Party waives any claim which it may have or may acquire against any Obligor and indemnifies each of the Obligors against any loss, claim, liability, damages, penalties, actions, judgments, rulings, interest, costs, expenses or disbursements, which could be lodged by a Finance Party or any third party, as a result of an Obligor receiving and acting upon the Finance Documents which were signed by Electronic Signature, if such loss, claim or damage resulted from the gross negligence or wilful misconduct of a Finance Party or from the sending of fraudulent Electronic Signatures by a Finance Party.

14.4	Indemnity to the Facility Agent

The Parent shall promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

14.4.1	investigating any event which it reasonably believes is a Default;

14.4.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

14.4.3	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

15.1.1

Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross-up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

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15.1.2	Clause 15.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

15.2.1	The Parent shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

15.2.2	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrowers shall, promptly within 5 (five) Business Days of demand, jointly and severally pay the Facility Agent and the Mandated Lead Arranger the amount of all costs and expenses (including legal fees but subject to any separately agreed cap) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of:

16.1.1	this Agreement and any other documents referred to in this Agreement; and

16.1.2	any other Finance Documents executed after the Signature Date,

subject to a cap of ZAR10,000 (Ten Thousand Rand) (provided, however, that such cap shall not include the legal fees, which shall be subject to a separately agreed cap).

16.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.10 (Change of currency), the Borrowers shall, within 5 (five) Business Days of demand, jointly and severally, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrowers shall, within 5 (five) Business Days of demand, jointly and severally pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally, as a principal obligor and not merely as a surety and on the basis of discrete obligations enforceable against it:

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17.1.1	guarantees to each Finance Party punctual performance by each Borrower and the Parent of all that Borrower’s and the Parent’s obligations under the Finance Documents;

17.1.2

undertakes with each Finance Party that whenever a Borrower or the Parent does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

17.1.3

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand (and shall make the relevant payment within 5 (five) Business Days of demand) against any cost, loss or liability it incurs as a result of a Borrower or the Parent not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration, business rescue proceedings or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause 17, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

17.4.1	any time, waiver or consent granted to, or composition with, any Obligor or other person;

17.4.2	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

17.4.3

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

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17.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

17.4.5

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

17.4.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

17.4.7

any insolvency, liquidation, winding-up, business rescue, administration or similar proceedings (including, but not limited to, receipt of any distribution made under or in connection with those proceedings);

17.4.8	this Agreement or any other Finance Document not being executed by or binding against any other Guarantor or any other party; or

17.4.9	any other fact or circumstance arising on which a Guarantor might otherwise be able to rely on a defence based on prejudice, waiver or estoppel.

17.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

17.6.1

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

17.6.2	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17.

17.7	Deferral of Guarantors’ rights

17.7.1

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

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17.7.1.1	to be indemnified by an Obligor;

17.7.1.2	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

17.7.1.3

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

17.7.1.4

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

17.7.1.5	to exercise any right of set-off against any Obligor; and/or

17.7.1.6	to claim or prove as a creditor of any Obligor in competition with any Finance Party;

17.7.2

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 28 (Payment Mechanics).

17.8	Release of Guarantors’ right of contribution

If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor, then on the date such Retiring Guarantor ceases to be a Guarantor:

17.8.1

that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

17.8.2

each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

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17.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party.

18.1	Status

18.1.1	It is a limited liability company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

18.1.2	It has the power to own its assets and carry on its business as it is being conducted or is contemplated to be conducted.

18.2	Power and authority

Subject to the Legal Reservations, it has the power to enter into and perform, and has taken all necessary action to authorise its entry into, and performance of, the Finance Documents to which it is party and the transactions contemplated by those Finance Documents.

18.3	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document to which it is a party are, legal, valid, binding and enforceable obligations.

18.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

18.4.1	any applicable law of its jurisdiction of incorporation;

18.4.2	its Constitutional Documents; or

18.4.3	any material agreement or instrument binding upon it or any of its assets.

18.5	Validity and admissibility in evidence

Subject to the Legal Reservations, all authorisations required:

18.5.1

to enable it lawfully to enter into, exercise its rights and comply with its obligations under the Finance Documents to which it is a party and to ensure that the obligations expressed to be assumed by it thereunder are legal, valid, binding and enforceable; and

18.5.2	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

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18.6	Governing law and enforcement

Subject to the Legal Reservations:

18.6.1	the choice of governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation;

18.6.2	its:

18.6.2.1	submission under this Agreement to the jurisdiction of the Gauteng Local Division, Johannesburg, High Court of South Africa; and

18.6.2.2	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation; and

18.6.3	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.7	Deduction of Tax

It is not required under the law of its jurisdiction of incorporation to make any Tax Deduction from any payment it may make under any Finance Document, other than in the case of a South African Obligor, the withholding tax on interest required to be withheld in respect of payments of interest to Lenders that are not Qualifying Lenders.

18.8	No filing or stamp taxes

Subject to the Legal Reservations, under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

18.9	BVI Tax and Licencing

18.9.1	No Obligor incorporated under the laws of the British Virgin Islands or any of their Subsidiaries owns any interest in any land in the British Virgin Islands.

18.9.2

No Obligor incorporated under the laws of the British Virgin Islands is carrying on any business or carrying on any other activity in or from within the British Virgin Islands requiring a licence, approval or authorisation, including without limitation under the Business, Professions and Trade Licenses Act 1990.

18.10	No default

18.10.1	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

18.10.2

It is not, nor is it likely to be as a result of entering into and performing its obligations under the Finance Documents, in violation of any law or in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which could reasonably be expected to have a Material Adverse Effect.

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18.11	No misleading information

18.11.1

All written factual information supplied by it to the Finance Parties and the Facility Agent in connection with the Finance Documents, (excluding any equity analysts reports and the reports from the credit rating agencies) (the Information) was true and accurate in all material respects as at the date it was given or as at the date (if any) at which it was stated and was not misleading in any material respect at such date.

18.11.2	The financial projections and forecasts contained in the Information have been prepared in good faith on the basis of recent historical information and on the basis of reasonable assumptions.

18.11.3

It has not knowingly withheld any information which, if disclosed, could reasonably be expected materially and adversely to affect the decision of the Finance Parties in considering whether or not to provide finance to each Borrower.

18.12	Financial statements

18.12.1	The Original Financial Statements were prepared in accordance with GAAP.

18.12.2	The Original Financial Statements fairly present the Group’s financial condition and its results of operations during the relevant financial year.

18.13	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally in the jurisdiction of its incorporation.

18.14	No proceedings pending or threatened

Other than as disclosed in the financial statements most recently delivered to the Facility Agent pursuant to Clause 19.1.1 of Clause 19.1 (Financial statements), no litigation, arbitration or administrative proceedings of or before any court, arbitral body or government agency which is reasonably expected to be adversely determined, and if so determined, could reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any Material Group Company.

18.15	No winding-up

No Material Group Company has taken any corporate action, nor have any other steps been taken or legal proceedings started or (to the best of its knowledge and belief, after due enquiry) threatened against any Material Group Company, for its winding-up, dissolution, administration or reorganisation or for the enforcement of any Encumbrance over all or any of its revenues or assets or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of all or any of its assets which could reasonably be expected to have a Material Adverse Effect.

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18.16	No encumbrances

18.16.1	No Encumbrance exists over all or any of the assets of any Material Group Company except for Permitted Encumbrances.

18.16.2	No Encumbrance would arise as a result of the execution of and performance of its rights and obligations under the Finance Documents.

18.17	Assets

It and each Material Group Company has good title to or validly leases or licences all of the assets necessary and has all consents and/or authorisations necessary to carry on its business as conducted to the extent that failure to comply with this Clause 18.17 could reasonably be expected to have a Material Adverse Effect.

18.18	Insurance

Each Material Group Company maintains insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies in the jurisdiction in which it conducts its business carrying on substantially similar business in such jurisdiction.

18.19	Environmental Compliance

Each Material Group Company has adopted and complies with an environmental policy which requires monitoring of and compliance with all applicable Environmental Law and Environmental Permits applicable to it from time to time unless non-compliance with such policy could not reasonably be expected to cause a Material Adverse Effect.

18.20	Environmental Claims

No Environmental Claim (not of a frivolous or vexatious nature) has been commenced or (to the best of its knowledge and belief) is threatened against any Material Group Company where that claim would be reasonably likely, if determined against that Material Group Company, to have a Material Adverse Effect.

18.21	Taxation

18.21.1

It and each Material Group Company has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties except to the extent that:

18.21.1.1	payment is being contested in good faith, it has maintained adequate reserves for those Taxes and payment can be lawfully withheld; or

18.21.1.2	the aggregate amount of Taxes being withheld does not exceed US$30,000,000 (Thirty Million Dollars) (or its equivalent).

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18.21.2	It is not and no Material Group Company is materially overdue in the filing of any Tax returns.

18.22	Ownership of Material Group Companies

18.22.1

Each existing Material Group Company on the Signature Date (other than the Cerro Corona Subsidiary, Newshelf, the Ghanaian Companies and the Original Borrowers) is a wholly-owned Subsidiary of the Parent and any member of the Group which becomes a Material Group Company after the Signature Date will be a wholly or partially owned Subsidiary of the Parent and the members of the Group holding the shares in such Material Group Company have not reduced their shareholding in such Subsidiary below the level of their shareholding at the time such Subsidiary became a Material Group Company.

18.22.2	The Parent holds at least 74% of the issued share capital of Newshelf.

18.22.3	Newshelf holds at least 74% of the issued share capital of each of the Original Borrowers.

18.22.4	The Parent indirectly holds at least 90% of the issued share capital of each Ghanaian Company.

18.22.5

The Parent indirectly holds at least 99% of the common shares in the share capital of the Cerro Corona Subsidiary (which equates to 98.5% of the issued and outstanding shares in the share capital of the Cerro Corona Subsidiary).

18.23	No Material Adverse Effect

There has been no change in the business, condition (financial or otherwise), operations, performance or properties of the Obligors or the Group (taken as a whole) since the date of the Original Financial Statements which could reasonably be expected to have a Material Adverse Effect.

18.24	Sanctions

18.24.1

Neither the Parent nor any Subsidiary of the Parent, nor any director or officer of the Parent or any Subsidiary of the Parent, nor to the best of the Parent’s knowledge and belief, any employee, agent, affiliate or representative of the Parent or any Subsidiary is an individual or entity currently the subject or target of any Sanctions (in place as at the Signature Date) nor is the Parent or any Subsidiary of the Parent located, organised, resident or operating in any Sanctioned Country (designated as such as at the Signature Date).

18.24.2

For the past 5 (five) years, neither the Parent nor any Subsidiary has knowingly engaged in, nor is now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

18.25	Anti-corruption

Each member of the Group has conducted its businesses in compliance with applicable Anti-Corruption Laws and has instituted policies and procedures designed to promote and achieve compliance with such laws.

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18.26	Times when representation made

18.26.1

All the representations and warranties in this Clause 18 are made by each Obligor on the Signature Date and, in the case of each Additional Obligor, on the date of accession of such Additional Obligor (by reference to the facts and circumstances then existing) (other than the representations in Clause 18.11.1 of Clause 18.11 (No misleading information) which are deemed to be made on the date the Information is provided by the relevant Obligor.

18.26.2	The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on:

18.26.2.1	the CP Satisfaction Date;

18.26.2.2	the date of each Utilisation Request;

18.26.2.3	on each Utilisation Date; and

18.26.2.4	on the first day of each Interest Period,

save that the references in Clause 18.12 (Financial statements) to the Original Financial Statements shall, for the purposes of the Repeating Representations, be construed as references to the most recent audited consolidated financial statements of the Parent delivered to the Facility Agent under Clause 18.12 (Financial statements).

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 are given in favour of each Finance Party and remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Parent shall supply to the Facility Agent:

19.1.1

as soon as the same become available, but in any event within one hundred and 120 (one hundred and twenty) days after the end of each of its Financial Years the audited consolidated financial statements of the Parent for that Financial Year;

19.1.2	as soon as the same become available, but in any event within 150 (one hundred and fifty) days after the end of each of its Financial Years:

19.1.2.1

the audited financial statements of each Obligor (other than GF Holdings, GF Orogen and GF Ghana unless there is a legal requirement to audit its financial statements and any other Obligor which is not legally required to audit its financial statements) for that Financial Year; and

19.1.2.2

if the audited financial statements of GF Holdings, GF Orogen and/or GF Ghana and/or any other Obligor which is not legally required to audit its financial statements (as the case may be) are not delivered under Clause 19.1.2.1 above, the unaudited financial statements of GF Holdings, GF Orogen and/or GF Ghana and/or any other Obligor which is not legally required to audit its financial statements (as the case may be) for that Financial Year;

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19.1.3	as soon as the same become available, but in any event within 60 (sixty) days after the first 6 (six) Months of each of its Financial Years:

19.1.3.1	the unaudited financial statements of each Obligor for the first 6 (six) Month period of that Financial Year; and

19.1.3.2	the unaudited consolidated financial statements of the Parent for the first 6 (six) Month period of that Financial Year.

19.2	Compliance Certificate

19.2.1

The Parent shall supply to the Facility Agent, with each set of consolidated financial statements delivered pursuant to Clauses 19.1.1 and 19.1.3 of Clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial Covenants) as at the date as at which those financial statements were drawn up.

19.2.2

Each Compliance Certificate shall be signed by 2 (two) directors or executive officers of the Parent and, if required to be delivered with the audited consolidated financial statements delivered pursuant to Clause 19.1.1 of Clause 19.1 (Financial statements), reported on by the Auditors.

19.3	Requirements as to financial statements

19.3.1

Each set of financial statements delivered by the Parent pursuant to Clause 19.1 (Financial statements) shall be certified by a director of the relevant company as fairly presenting its financial condition as at the date as at which those financial statements were drawn up.

19.3.2

Subject to Clause 19.3.3 below, the Parent shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared in accordance with GAAP, the requirements of its jurisdiction of incorporation and accounting practices and financial reference periods, in each case consistent with those applied in the preparation of the Original Financial Statements, unless the Parent notifies the Facility Agent that in relation to any sets of financial statements, there has been a change in GAAP or the accounting practices or reference periods and its Auditors (in the case of its annual audited financial statements) or the Parent (in the case of any of its other financial statements) delivers to the Facility Agent:

19.3.2.1	a description of any change necessary for those financial statements to reflect GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

19.3.2.2

sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Facility Agent to determine whether Clause 20 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

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19.3.3

There shall be no requirement for the Parent to notify the Facility Agent pursuant to Clause 19.3.2 above that there has been a change in GAAP as a result of the implementation of IFRS 16 since the date of the Original Financial Statements nor to provide any of the items referred to in Clauses 19.3.2.1 or 19.3.2.2 above in relation to the implementation of IFRS 16 and each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) shall, subject to Clause 19.4 (IFRS 16 treatment), be prepared taking into account the implementation of IFRS 16.

19.3.4

If the Parent notifies the Facility Agent of a change in accordance with Clause 19.3.2 above, then the Parent and the Facility Agent shall enter into negotiations in good faith with a view to agreeing:

19.3.4.1	whether or not the change might result in material alteration in the commercial effect of any of the terms of this Agreement or any other Finance Document; and

19.3.4.2

if so, any amendments to this Agreement or any other Finance Document which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms, and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

19.3.5

Any reference in the Finance Documents to financial statements shall be construed as a reference to those financial statements as the same may be adjusted under this Clause 19.3 to reflect the basis upon which the Original Financial Statements were prepared.

19.4	IFRS 16 treatment

19.4.1	The Parent may, at any time, deliver to the Facility Agent a notice (the IFRS 16 Notice) stating:

19.4.1.1

that it wishes to amend this Agreement and/or any other Finance Document in order to ensure compliance with any financial covenant; basket; de-minimis amount; threshold; calculation; and/or other requirement, representation or undertaking in connection with the adoption of IFRS 16 or its application to the terms of this Agreement; and

19.4.1.2	the changes it wishes to make to this Agreement and/or any other Finance Document in connection therewith.

19.4.2

If the Parent delivers an IFRS 16 Notice in accordance with Clauses 19.4.1 above, then the Parent and the Facility Agent (acting on the instructions of the Majority Lenders) shall negotiate in good faith for a period of 20 (twenty) Business Days (commencing on the date falling 3 (three) Business Days after the date of the IFRS 16 Notice) or such other period as the Parent and the Agent may agree (the IFRS 16 Negotiation Period) with a view to agreeing any amendments to this Agreement or any other Finance Document in connection with the adoption of IFRS 16 or its application to the terms of this Agreement.

19.4.3

If, pursuant to Clause19.4.2 above, amendments to this Agreement and/or the Finance Documents are agreed by the Parent and the Facility Agent (acting on the instructions of the Majority Lenders) by the end of the IFRS 16 Negotiation Period, the Parent and the Facility Agent shall, as soon as reasonably practicable, execute all necessary documentation in order to implement such changes and such changes shall take effect and be binding on each of the Parties in accordance with their terms.

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19.5	Access to records

At any time after the occurrence of an Event of Default and for so long as it is continuing, upon the request of the Facility Agent or a Finance Party each Obligor shall (at that Obligor’s expense) provide to the Facility Agent or any of its representatives and professional advisors such access to that Obligor’s records (including its general ledger), books and assets as that person may require at reasonable times and upon reasonable notice.

19.6	Information: miscellaneous

Each Obligor shall supply to the Facility Agent:

19.6.1	if the Facility Agent so requests, all documents dispatched by that Obligor to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

19.6.2

the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group which, if adversely determined against it, would be reasonably likely to have a Material Adverse Effect; and

19.6.3	promptly, such further information regarding the financial condition, business and operations of any Material Group Company as any Finance Party (through the Facility Agent) may reasonably request.

19.7	Notification of default

19.7.1

Each Obligor shall notify the Facility Agent, of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.7.2

Promptly upon a request by the Facility Agent, each Borrower shall supply to the Facility Agent, a certificate signed by 2 (two) of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing specifying the Default and the steps, if any, being taken to remedy it).

19.8	Use of websites

19.8.1

The Parent may satisfy its obligation under the Finance Documents to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Parent and the Facility Agent (the Designated Website) if:

19.8.1.1	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

19.8.1.2	both the Parent and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

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19.8.1.3	the information is in a format previously agreed between the Parent and the Facility Agent.

19.8.2

If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Facility Agent shall notify the Parent accordingly and the Parent shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Parent shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

19.8.3

The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent and the Agent.

19.8.4	The Parent shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

19.8.4.1	the Designated Website cannot be accessed due to technical failure;

19.8.4.2	the password specifications for the Designated Website change;

19.8.4.3	any new information which is required to be provided under the Finance Documents is posted onto the Designated Website;

19.8.4.4	any existing information which has been provided under the Finance Documents and posted onto the Designated Website is amended; or

19.8.4.5	the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

19.8.5

If the Parent notifies the Facility Agent under Clauses 19.8.4.1 or 19.8.4.5 above, all information to be provided by the Parent under the Finance Documents after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

19.8.6

Any Website Lender may request, through the Facility Agent, 1 (one) paper copy of any information required to be provided under the Finance Documents which is posted onto the Designated Website. The Parent shall comply with any such request within 10 (ten) Business Days.

19.9	Know your customer checks

19.9.1	If:

19.9.1.1	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signature Date;

19.9.1.2	any change in the status of an Obligor or of a Holding Company of an Obligor or the composition of the shareholders of an Obligor after the Signature Date; or

19.9.1.3	a proposed transfer by a Lender of any of its rights and obligations under the Finance Documents to a party that is not a Lender prior to such transfer,

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obliges the Facility Agent or any Lender (or, in the case of Clause 19.9.1.3 above, any prospective new Lender) to comply with know your customer or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in Clause 19.9.1.3 above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in Clause 19.9.1.3 above, any prospective new Lender to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.9.2

Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.9.3

The Parent shall, by not less than 10 (ten) Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to the terms of the Finance Documents.

19.9.4

Following the giving of any notice pursuant to Clause 19.9.3 above, if the accession of such Additional Obligor obliges the Facility Agent or any Lender to comply with know your customer or similar identification procedures in circumstances where the necessary information is not readily available to it, the Parent shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to the Finance Documents as an Additional Obligor.

20.	FINANCIAL COVENANTS

20.1	Financial definitions:

20.1.1	In this Clause 20:

20.1.1.1

Consolidated EBITDA means, in respect of any Measurement Period, the consolidated net income of the Group (less the net income of any Project Finance Subsidiaries but including any dividends received in cash by any member of the Group (other than a Project Finance Subsidiary) from a Project Finance Subsidiary), before, without duplication and all as calculated in accordance with GAAP, the requirements of its jurisdiction of incorporation and accounting practices and financial reference periods, in each case consistent with those applied in preparation of the applicable financial statements delivered pursuant to Clause 19.1 (Financial statements):

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20.1.1.1.1	any provision on account of normal, deferred and royalty taxation;

20.1.1.1.2	any interest, commission, discounts or other fees incurred or payable, received or receivable by any member of the Group in respect of Indebtedness for Borrowed Money;

20.1.1.1.3	any other interest received or receivable by any member of the Group on any deposit or bank account;

20.1.1.1.4	any non-cash adjustments to the environment rehabilitation and/or reclamation expenses;

20.1.1.1.5	any amount attributable to the amortisation of intangible assets and depreciation of tangible assets;

20.1.1.1.6	any non-cash gains or losses relating to and resulting from the marked to market valuation of derivative and/or financial instruments;

20.1.1.1.7	any losses from (or gains on the reversal of previously recognised) write-downs or impairments of assets and/or investments;

20.1.1.1.8	any gains or losses recognised on the attributable share of results of associates after tax, but including any dividends received in cash by any member of the Group from such an associate;

20.1.1.1.9	any share-based payments;

20.1.1.1.10	any other extraordinary or exceptional items; and

20.1.1.1.11

any other material non-cash gain or loss that needs to be accounted for under GAAP, the requirements of its jurisdiction of incorporation and accounting practices and financial reference periods, in each case consistent with those applied in preparation of the applicable financial statements delivered pursuant to Clause 19.1 (Financial statements).

For any company that is not a Subsidiary of the Group but in which any member of the Group directly or indirectly owns an equity interest of more than 20% of the issued share capital (an Associate), the Parent may include in the Consolidated EBITDA the percentage of the equity interest of the amount that would be the EBITDA of the Associate.

20.1.1.2

Consolidated Net Borrowings means, at any time, the aggregate amount of all obligations of the members of the Group, other than Project Finance Subsidiaries (but including, for the avoidance of doubt, any guaranteed obligations of any other member of the Group in respect of the obligations of a Project Finance Subsidiary), for or in respect of Indebtedness for Borrowed Money but excluding any such obligation to any member of the Group, adjusted to take account of the aggregate amount of freely available cash and cash equivalents held by any member of the Group, other than Project Finance Subsidiaries, and so that no amount shall be included or excluded more than once, provided that, if a percentage of the EBITDA of any Associate is included in the Consolidated EBITDA then the same percentage of such Associate’s Consolidated Net Borrowings (but as if references in such definition to Group were references to the Associate and its Subsidiaries) will be included in the calculation of Consolidated Net Borrowings;

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20.1.1.3

Consolidated Net Finance Charges means, in respect of any Measurement Period, the aggregate amount of the interest (including the interest element of leasing and hire purchase payments and capitalised interest), commission, fees, discounts and other finance payments payable by any member of the Group, other than Project Finance Subsidiaries, (including any commission, fees, discounts and other finance payment payable by any member of the Group under any interest rate hedging arrangement but deducting any commission, fees, discounts and other finance payments receivable by any member of the Group under any interest rate hedging instrument) but deducting any other interest receivable by any member of the Group, other than Project Finance Subsidiaries, on any deposit or bank account, provided that, if a percentage of the EBITDA of any Associate is included in the Consolidated EBITDA then the same percentage of such Associate’s Consolidated Net Finance Charges (but as if references in such definition to Group were references to the Associate and its Subsidiaries) will be included in the calculation of Consolidated Net Finance Charges; and

20.1.1.4

Measurement Period means each period of 12 (twelve) Months ending on the last day of the Parent’s Financial Year and each period of 12 (twelve) Months ending on the last day of the first half of the Parent’s Financial Year.

20.1.2	For the purposes of this Clause 20, if at any time the Cerro Corona Subsidiary is (or is deemed to be) a Material Group Company it shall be deemed to not be a Project Finance Subsidiary.

20.2	Financial condition

20.2.1	Subject to Clause 19.4 (IFRS 16 treatment), the Parent shall ensure that:

20.2.1.1	the ratio of Consolidated EBITDA to Consolidated Net Finance Charges in respect of any Measurement Period shall be or shall exceed 4:1; and

20.2.1.2	the ratio of Consolidated Net Borrowings to Consolidated EBITDA shall not in respect of any Measurement Period exceed 3.5:1.

20.2.2	The undertakings in Clause 20.2.1 above remain in force from the Signature Date for so long as any amount is outstanding under a Finance Document or a Commitment is in force.

20.3	Financial testing

The financial covenants set out in Clause 20.2 (Financial condition) shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clauses 19.1 (Financial statements) and 19.2 (Compliance Certificate).

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 are given in favour of each Finance Party and remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

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21.1	Authorisations

Each Obligor shall promptly:

21.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

21.1.2	upon written request by the Facility Agent or a Finance Party, supply certified copies to the Facility Agent and/or a Finance Party, as the case may be, of,

any authorisation required under any applicable law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2	Compliance with laws

Each Obligor shall comply in all respects with all laws and regulations to which it may be subject (including, but not limited to, Environmental Law), if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents to which it is a party.

21.3	Negative pledge

21.3.1	No Obligor shall (and the Parent shall procure that no other Material Group Company shall) create or permit to subsist any Encumbrance over any of its assets.

21.3.2	No Obligor shall (and the Parent shall ensure that no other Material Group Company will):

21.3.2.1	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by it or by an Obligor or any other member of the Group;

21.3.2.2	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

21.3.2.3	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

21.3.2.4	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

21.3.3	Clauses 21.3.1 and 21.3.2 above do not apply to Permitted Encumbrances.

21.4	Disposals and Mergers

21.4.1	No Obligor shall (and the Parent shall ensure that no other Material Group Company will):

21.4.1.1	enter into a single transaction or a series of transactions (whether related or not) and whether voluntarily or involuntarily to sell, lease, transfer or otherwise dispose of any assets; or

21.4.1.2	enter into any amalgamation, demerger, merger or corporate reconstruction.

21.4.2	Clause 21.4.1 above does not apply to:

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21.4.2.1	Permitted Disposals; or

21.4.2.2	any amalgamation, demerger, merger or corporate reconstruction of any member of the Group, without insolvency, if:

21.4.2.2.1

in respect of the Obligors or the successors-in-title or assignees of the Obligors, the Finance Documents are preserved as binding upon the amalgamated, demerged, merged and/or reconstructed members of the Group;

21.4.2.2.2	the amalgamated, demerged, merged and/or reconstructed companies will be members of the Group; and

21.4.2.2.3	such amalgamation, demerger, merger and/or corporate reconstruction will not have a Material Adverse Effect.

21.5	Change of business

Each Obligor shall procure that no substantial change is made to the general nature of its business or the business of the Group taken as a whole from that carried on at the Signature Date.

21.6	Insurance

Each Obligor shall (and the Parent shall ensure that each Material Group Company will) maintain insurances on and in relation to its business, properties and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

21.7	Environmental Compliance

Each Obligor shall (and the Parent shall ensure that each Material Group Company will) substantially comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same.

21.8	Environmental Claims

Each Obligor shall inform the Facility Agent, in writing as soon as reasonably practical upon becoming aware of the same:

21.8.1	if any Environmental Claim (not of a frivolous or vexatious nature) has been commenced or (to the best of its knowledge and belief) threatened against any Material Group Company; or

21.8.2

of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim (not of a frivolous or vexatious nature) being commenced or threatened against any Material Group Company, where the claim would be reasonably likely, if determined against that Material Group Company, to have a Material Adverse Effect.

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21.9	Claims Pari Passu

Subject to the Legal Reservations, each Obligor shall ensure that at all times the claims of the Finance Parties against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application in its jurisdiction of incorporation.

21.10	Acquisitions

No Obligor shall (and the Parent shall ensure that no Material Group Company will), acquire any assets or business or make any investments if such acquisition or investment would be classed as a Category 1 transaction under the Listing Requirements of the JSE Limited.

21.11	Financial Indebtedness

No member of the Group (other than a Guarantor or a Project Finance Subsidiary) shall incur, create or permit to subsist or have outstanding any Financial Indebtedness other than Permitted Financial Indebtedness.

21.12	Ownership of Material Group Companies

Subject to applicable law, the Parent shall ensure that:

21.12.1

each existing Material Group Company on the Signature Date (other than the Cerro Corona Subsidiary, Newshelf, the Ghanaian Companies and the Original Borrowers) is and continues to be a wholly-owned Subsidiary of the Parent and each member of the Group which becomes a Material Group Company after the Signature Date is a wholly or partially owned Subsidiary of the Parent and that members of the Group will hold and continue to hold at least the same percentage of the issued share capital of such Material Group Company as was held by members of the Group at the time such Subsidiary became a Material Group Company;

21.12.2	the Parent holds and continues to hold at least 74% of the issued share capital of Newshelf;

21.12.3	Newshelf holds and continues to hold at least 74% of the issued share capital of each of the Original Borrowers;

21.12.4	the Parent indirectly holds and continues to indirectly hold at least 90% of the issued share capital of each Ghanaian Company; and

21.12.5

the Parent indirectly holds and continues to indirectly hold at least 99% of the common shares in the share capital of the Cerro Corona Subsidiary (which equates to 98.5% of the issued and outstanding shares in the share capital of the Cerro Corona Subsidiary).

21.13	Loans or credit

21.13.1

Except as permitted under Clause 21.13.2 below, no Obligor shall (and the Parent shall ensure that no other Material Group Company will) be a creditor in respect of any Financial Indebtedness, or incur, grant or allow to remain outstanding any guarantees (except as required under the Finance Documents) in respect of any Financial Indebtedness.

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21.13.2	Clause 21.13.1 above does not apply to:

21.13.2.1	a Permitted Loan;

21.13.2.2	a Permitted Guarantee; or

21.13.2.3

for the avoidance of doubt, any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade, including any environmental bond which a member of the Group is required to issue under any applicable law.

21.14	Sanctions

21.14.1

The Parent shall not (and shall procure that no Subsidiary will) engage in any dealings or transactions occurring in a Sanctioned Country or with any person that at the time of the dealing or transaction is the subject or the target of Sanctions or located in any Sanctioned Country.

21.14.2	The Parent shall not (and shall procure that no Subsidiary will):

21.14.2.1	knowingly use, contribute or otherwise make available the proceeds of any Facility for the purpose of financing or making funds available directly; or

21.14.2.2	use, contribute or otherwise make available the proceeds of any Facility for the purpose of financing or making funds available indirectly,

to any person which is the subject or target of any Sanctions or located in a Sanctioned Country, to the extent such financing or provision of funds is prohibited by Sanctions.

21.15	Anti-corruption

21.15.1	No Obligor shall (and the Parent shall ensure that no Subsidiary will) directly or indirectly use the proceeds of the Facility for any purpose which would breach any applicable Anti-Corruption Laws.

21.15.2	The Parent shall (and shall ensure that each of its Subsidiaries will) maintain and enforce, policies and procedures designed to promote and ensure compliance with all applicable Anti-Corruption Laws.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 22 is an Event of Default (whether or not caused by any reason whatsoever outside the control of a Borrower or the Parent or any other person) save for Clause 22.16 (Acceleration) and Clause 22.17 (Remedy).

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22.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless payment is made within 3 (three) Business Days of its due date.

22.2	Financial covenants

Any requirement of Clause 20 (Financial Covenants) is not satisfied.

22.3	Other obligations

Subject to Clause 22.17 (Remedy), an Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-Payment) and Clause 20 (Financial Covenants)).

22.4	Misrepresentation

22.4.1

Subject to Clause 22.17 (Remedy), any representation or statement made or deemed to be made by any Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material and adverse respect when made or deemed to be made.

22.4.2

No Event of Default will occur under Clause 22.4.1 above in respect of the representation contained in Clause 18.21.1 of Clause 18.21 (Taxation) unless the unpaid Taxes (which do not fall within Clauses 18.21.1.1 and 18.21.1.2 of Clause 18.21 (Taxation)) exceed US$50,000,000 (Fifty Million Dollars) (or its equivalent).

22.5	Cross-default

22.5.1	Any Financial Indebtedness of a Material Group Company is not paid when due, nor where there is an applicable grace period, within the originally applicable grace period.

22.5.2	Any Financial Indebtedness of a Material Group Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

22.5.3	Any commitment for any Financial Indebtedness of a Material Group Company is cancelled or suspended by a creditor of a Material Group Company as a result of an event of default (however described).

22.5.4

Any creditor of a Material Group Company becomes entitled to declare any Financial Indebtedness of a Material Group Company due and payable prior to its specified maturity as a result of an event of default (however described).

22.5.5

No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness, falling within Clauses 22.5.1 to 22.5.4 above is less than US$50,000,000 (Fifty Million Dollars) (or its equivalent).

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22.6	Insolvency

22.6.1	Any Material Group Company:

22.6.1.1	is unable or admits inability to pay its debts as they fall due or is insolvent for the purpose of any applicable law;

22.6.1.2	suspends making payments on any of its debts; or

22.6.1.3

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its classes of creditors with a view to rescheduling any of its Financial Indebtedness which in the case of a Material Group Company (other than an Obligor) could reasonably be expected to have a Material Adverse Effect.

22.6.2

The value of the assets of any Material Group Company, fairly valued, is less than its liabilities (taking into account contingent and prospective liabilities) which in the case of a Material Group Company (other than an Obligor) could reasonably be expected to have a Material Adverse Effect.

22.6.3	A moratorium is declared in respect of any Financial Indebtedness of any Material Group Company.

22.6.4	A Material Group Company which is registered in South Africa is or is deemed for the purposes of any applicable law to be “financially distressed” (as defined in the Companies Act).

22.7	Insolvency proceedings

22.7.1	Any corporate action, legal proceedings or other similar procedure or step is taken in relation to:

22.7.1.1

the suspension of payments, a moratorium of any Financial Indebtedness, winding-up, dissolution, administration, business rescue or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Group Company;

22.7.1.2	a composition, compromise, assignment or arrangement with any creditor or class of creditors of any Material Group Company;

22.7.1.3

the appointment of a liquidator, receiver, administrator, administrative receiver, judicial manager, compulsory manager or other similar officer in respect of any Material Group Company or any of its assets; or

22.7.1.4	enforcement of any Encumbrance over any assets of any Material Group Company,

or any analogous procedure or step is taken in any jurisdiction and any such procedure or proceedings are not contested in good faith nor discharged within 30 (thirty) days (or such shorter period provided for contesting such procedure or proceedings under the laws of the relevant jurisdiction).

22.7.2

A meeting is proposed or convened by the directors of any Material Group Company, a resolution is proposed or passed, application is made or an order is applied for or granted, to authorise the entry into or implementation of any business rescue or administration proceedings (or any similar proceedings) in respect of any Material Group Company), or any analogous procedure or step is taken in any jurisdiction.

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22.7.3	This Clause 22.7 shall not apply to any winding-up petition or business rescue petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 (thirty) days of commencement.

22.8	Failure to comply with final judgment

Any Material Group Company fails within 5 (five) Business Days of the due date to comply with or pay any sum due from it under any material final judgment or any final order made or given by any court that is located in South Africa or is otherwise located in, or whose judgement would be recognised or enforceable in, a jurisdiction in which a member of the Group is located, incorporated or carries on business. For the purposes of this Clause 22.8, a material final judgment shall be any judgment for the payment of a sum of money in excess of US$50,000,000 (Fifty Million Dollars) (or its equivalent).

22.9	Creditors’ process

Any expropriation (other than an expropriation where fair compensation is received) or the operation of the attachment, sequestration, distress or execution affects any material asset of a Material Group Company and is not discharged within 21 (twenty one) days. For the purposes of this Clause 22.9 a material asset is any single income producing asset of the relevant Material Group Company which contributes not less than 5% towards the Consolidated EBITDA or gross assets of the Group (calculated according to the most recent set of audited consolidated financial statements delivered pursuant to Clause 19.1 (Financial statements)) provided that any loss of mineral rights arising as a result of the operation of the Mineral and Petroleum Resources Development Act, No. 28 of 2002 (the MPRDA) (including the broad-based socio-economic empowerment charter for the mining and minerals industry, as amended, revised and/or restated (the Mining Charter), the Codes of Good Practice for the Minerals Industry and the Housing and Living Conditions Standard for the Minerals Industry published in accordance with the MPRDA) substantially in its current form as at the Signature Date and/or the operation of the Mineral and Petroleum Resources Royalty Act, No. 28 of 2008, substantially in its current form as at the Signature Date shall not constitute an expropriation for the purposes of this Clause 22.9.

22.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or such obligations cease to be legal, valid, binding or enforceable obligations.

22.11	Repudiation and Unenforceability

An Obligor repudiates a Finance Document or any Finance Document is declared to be or is otherwise unenforceable against an Obligor by a court of the jurisdiction of incorporation of the relevant Obligor.

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22.12	Governmental Intervention

By or under the authority of any government:

22.12.1	the management of any Material Group Company is wholly or partially displaced or the authority of any Material Group Company in the conduct of its business is wholly or partially taken over; or

22.12.2

all or a majority of the issued shares of any Material Group Company or material part of its revenues or assets is seized, nationalised, expropriated or compulsorily acquired. For the purposes of this Clause 22.12 material part of its revenues or assets shall in relation to the relevant Material Group Company be construed as revenues comprising not less than 5% of the Consolidated EBITDA or gross assets of the Group calculated mutatis mutandis in accordance with the provisions of Clause 22.9 (Creditors’ process) or assets which contribute not less than 5% towards the Consolidated EBITDA or gross assets of the Group calculated mutatis mutandis accordance with the provisions of Clause 22.9 (Creditors’ process), provided that neither the implementation of the MPRDA (including the Mining Charter, the Codes of Good Practice for the Minerals Industry and the Housing and Living Conditions Standard for the Minerals Industry published in accordance with the MPRDA) substantially in its current form as at the Signature Date nor the implementation of the Mineral and Petroleum Resources Royalty Act, No. 28 of 2008, in each case substantially in its current form as at the Signature Date, shall constitute a seizure, nationalisation, expropriation or compulsory acquisition as contemplated by this Clause 22.12.

22.13	Material Adverse Effect

Any change occurs in the business, condition (financial or otherwise), operations, performance or properties of the Obligors or the Group taken as a whole since the date of the Original Financial Statements which could be reasonably likely to have a Material Adverse Effect.

22.14	Cessation of Business

Any Material Group Company ceases to carry on the business which it undertakes at the Signature Date.

22.15	Litigation

Any litigation, arbitration, administrative proceedings or governmental or regulatory investigations or proceedings against any Material Group Company or its respective assets or revenues is reasonably expected to be adversely determined, and if so determined, could reasonably be expected to have a Material Adverse Effect.

22.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers and the Parent:

22.16.1	cancel the Total Commitments whereupon they shall immediately be cancelled;

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22.16.2

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

22.16.3	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders.

22.17	Remedy

22.17.1

No Event of Default under this Clause 22 (other than those referred to in Clauses 22.1 (Non-payment), 22.2 (Financial covenants), 22.3 (Other obligations) (in respect of a failure by an Obligor to comply with Clause 21.14 (Sanctions) or Clause 21.15 (Anti-corruption)) and 22.4 (Misrepresentation) (in respect of a representation or statement made by an Obligor under Clause 18.24 (Sanctions) or Clause 18.25 (Anti-corruption))) will occur if the failure to comply or circumstance giving rise to the same is capable of remedy and is remedied by an Obligor within 10 (ten) days of the earlier of the Facility Agent giving notice to the Obligors or any Obligor becoming aware of the failure to comply.

22.17.2

For the purposes of Clause 22.17.1 above, the events or circumstances referred to in Clause 22.5 (Cross-default), Clause 22.6 (Insolvency), Clause 22.7 (Insolvency proceedings), Clause 22.8 (Failure to comply with final judgment), Clause 22.9 (Creditors’ process), Clause 22.10 (Unlawfulness), Clause 22.11 (Repudiation and Unenforceability), Clause 22.13 (Material Adverse Effect) and Clause 22.14 (Cessation of Business) shall be deemed to be incapable of remedy save to the extent set out therein unless the Facility Agent determines otherwise.

23.	CHANGES TO THE LENDERS

23.1	Cessions and delegations by the Lenders

23.2

Subject to this Clause 23, a Lender (the Existing Lender) may transfer, cede and/or delegate any of its rights under any Finance Document (a Transfer) to an Eligible Institution which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender). The Parent hereby consents to any splitting of claims which may arise as a result of a Transfer permitted by this Agreement.

23.3	Conditions of Transfer

23.3.1	The consent of the Parent is required for Transfer by an Existing Lender, unless the Transfer:

23.3.1.1	is to another Lender or an Affiliate of a Lender; or

23.3.1.2	takes effect at a time when an Event of Default has occurred and is continuing.

23.3.2

The consent of the Parent to a Transfer (if required) must not be unreasonably withheld or delayed. The Parent will be deemed to have given its consent 5 (five) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Parent within that time.

23.3.3	A Transfer will only be effective if the procedure set out in Clause 23.6 (Procedure for transfer) is complied with.

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23.3.4	If:

23.3.4.1	a Lender Transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

23.3.4.2

as a result of circumstances existing at the date the Transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross-up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the Transfer or change had not occurred.

23.3.5

Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the Transfer becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

23.4	Transfer fee

The New Lender shall, on the date upon which a Transfer takes effect, pay to the Facility Agent (for its own account) a fee of ZAR10,000.00 (Ten Thousand Rand), unless the Facility Agent, in its sole discretion, agrees to waive the payment of such fee.

23.5	Limitation of responsibility of Existing Lenders

23.5.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

23.5.1.1	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

23.5.1.2	the financial condition of any Obligor;

23.5.1.3	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

23.5.1.4	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

23.5.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

23.5.2.1

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

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23.5.2.2

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

23.5.3	Nothing in any Finance Document obliges an Existing Lender to:

23.5.3.1	accept a re-transfer from a New Lender of any of the rights and obligations transferred under this Clause 23; or

23.5.3.2	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.6	Procedure for transfer

23.6.1

Subject to the conditions set out in Clause 23.3 (Conditions of transfer) a Transfer is effected in accordance with Clause 23.6.3 below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to Clause 23.6.2 below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

23.6.2

The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

23.6.3	Subject to Clause 23.9 (Pro rata interest settlement), on the Transfer Date:

23.6.3.1

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations);

23.6.3.2

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

23.6.3.3

the Facility Agent, the Mandated Lead Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the Transfer and to that extent the Facility Agent, the Mandated Lead Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

23.6.3.4	the New Lender shall become a Party as a Lender.

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23.7	Copy of Transfer Certificate or Increase Confirmation to Parent

23.7.1

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or Increase Confirmation, send to the Parent a copy of that Transfer Certificate or Increase Confirmation.

23.8	Security over Lenders’ rights

23.8.1

In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create an Encumbrance in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

23.8.1.1	any charge, assignment or other Encumbrance to secure obligations to a federal reserve or central bank; and

23.8.1.2

any charge, assignment or other Encumbrance granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities,

23.8.1.3	except that no such charge, assignment or Encumbrance shall:

23.8.1.4

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Encumbrance for the Lender as a party to any of the Finance Documents; or

23.8.1.5

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

23.9	Pro rata interest settlement

23.9.1

If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a pro rata basis to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 23.6 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

23.9.1.1

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than 6 (six) Months, on the next of the dates which falls at 6(six) Monthly intervals after the first day of that Interest Period); and

23.9.1.2	the rights transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

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23.9.1.3	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

23.9.1.4

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

23.9.2	In this Clause 23.9, references to Interest Period shall be construed to include a reference to any other period for the accrual of fees.

23.9.3

An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 23.9 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

24.	CHANGES TO THE OBLIGORS

24.1	Cessions and delegations by Obligors

No Obligor may cede any of its rights or delegate any of its obligations under the Finance Documents.

24.2	Additional Borrowers

24.2.1

Subject to compliance with the provisions of Clauses 19.9.3 and 19.9.4 of Clause 19.9 (Know your customer checks), the Parent may request that any of its Subsidiaries become an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

24.2.1.1	either:

24.2.1.1.1	that Subsidiary is a wholly-owned Subsidiary incorporated in the same jurisdiction as an existing Borrower; or

24.2.1.1.2	all the Lenders, acting reasonably, approve the addition of that Subsidiary;

24.2.1.2	the Parent delivers to the Facility Agent a duly completed and executed Accession Letter;

24.2.1.3	the Parent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

24.2.1.4

the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent.

24.2.2

The Facility Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

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24.2.3

Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in Clause 24.2.2 above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

24.3	Resignation of an Additional Borrower

24.3.1	The Parent may request that a Borrower (other than the Original Borrowers) ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.

24.3.2	The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:

24.3.2.1	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Parent has confirmed to the Facility Agent that this is the case); and

24.3.2.2	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

24.4	Additional Guarantors

24.4.1

Subject to compliance with the provisions of Clauses 19.9.3 and 19.9.4 of Clause 19.9 (Know your customer checks), the Parent may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

24.4.1.1	the Parent delivers to the Facility Agent a duly completed and executed Accession Letter; and

24.4.1.2

the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

24.4.2

The Facility Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

24.4.3

Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in Clause 24.4.2 above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

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24.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations and the representations in Clause 18.3 (Binding obligations), Clause 18.6 (Governing law and enforcement) and Clause 18.24.2 of Clause 18.24 (Sanctions) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

24.6	Resignation of an Additional Guarantor

24.6.1	The Parent may request that a Guarantor (other than an Original Guarantor) ceases to be a Guarantor by delivering to the Facility Agent a Resignation Letter.

24.6.2

The Facility Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if no Default is continuing and the Parent has confirmed to the Facility Agent that this is the case.

25.	ROLE OF THE FACILITY AGENT, THE MANDATED LEAD ARRANGER AND THE REFERENCE BANKS

25.1	Appointment of the Facility Agent

25.1.1	Each other Finance Party appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

25.1.2

Each other Finance Party authorises the Facility Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Instructions

25.2.1	The Facility Agent shall:

25.2.1.1

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by:

25.2.1.1.1	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

25.2.1.1.2	in all other cases, the Majority Lenders; and

25.2.1.2	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with Clause 25.2.1.1 above.

25.2.2

The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion.

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The Facility Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

25.2.3

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

25.2.4

The Facility Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions;

25.2.5	In the absence of instructions, the Facility Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

25.2.6	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

25.3	Duties of the Facility Agent

25.3.1	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

25.3.2	Subject to Clause 25.3.3 below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

25.3.3	Without prejudice to Clause 23.7 (Copy of Transfer Certificate or Increase Confirmation to Parent), Clause 25.3.1 above shall not apply to any Transfer Certificate or any Increase Confirmation.

25.3.4

Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

25.3.5

If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

25.3.6

If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or the Mandated Lead Arranger) under this Agreement it shall promptly notify the other Finance Parties.

25.3.7	The Facility Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

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25.3.8

The Facility Agent shall provide to the Parent within 5 (five) Business Days of a request by the Parent (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Facility Agent to that Lender under the Finance Documents.

25.4	Role of the Mandated Lead Arranger

Except as specifically provided in the Finance Documents, the Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.5	No fiduciary duties

25.5.1	Nothing in any Finance Document constitutes the Facility Agent or the Mandated Lead Arranger as a trustee or fiduciary of any other person.

25.5.2	Neither the Facility Agent nor the Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.6	Business with the Group

The Facility Agent and the Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.7	Rights and discretions

25.7.1	The Facility Agent may:

25.7.1.1	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

25.7.1.2	assume that:

25.7.1.2.1	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

25.7.1.2.2	unless it has received notice of revocation, that those instructions have not been revoked; and

25.7.1.3	rely on a certificate from any person:

25.7.1.3.1	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

25.7.1.3.2	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

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25.7.1.4	as sufficient evidence that that is the case and, in the case of Clause 25.7.1.3.1 above, may assume the truth and accuracy of that certificate.

25.7.2	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

25.7.2.1	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

25.7.2.2	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

25.7.2.3	any notice or request made by the Parent (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

25.7.3	The Facility Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

25.7.4

Without prejudice to the generality of Clause 25.7.3 above or Clause 25.7.5 below, the Facility Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent (and so separate from any lawyers instructed by the Lenders) if the Facility Agent in its reasonable opinion deems this to be necessary.

25.7.5

The Facility Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

25.7.6	The Facility Agent may act in relation to the Finance Documents through its officers, employees and agents.

25.7.7	Unless a Finance Document expressly provides otherwise, the Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

25.7.8

Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.7.9

Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

25.7.10

Without prejudice to the generality of Clause 25.7.8 above, the Facility Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Parent and shall disclose the same upon the written request of the Parent or the Majority Lenders.

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25.8	Responsibility for documentation

Neither the Facility Agent nor the Mandated Lead Arranger is responsible or liable for:

25.8.1

the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Mandated Lead Arranger, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

25.8.2

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

25.8.3

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

25.9	No duty to monitor

The Facility Agent shall not be bound to enquire:

25.9.1	whether or not any Default has occurred;

25.9.2	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

25.9.3	whether any other event specified in any Finance Document has occurred.

25.10	Exclusion of liability

25.10.1

Without limiting Clause 25.10.2 below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Facility Agent), the Facility Agent will not be liable for:

25.10.1.1

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

25.10.1.2

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

25.10.1.3

without prejudice to the generality of Clauses 25.10.1.1 and 25.10.1.2 above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of:

25.10.1.3.1	any act, event or circumstance not reasonably within its control; or

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25.10.1.3.2	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

25.10.2

No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this Clause 25.10 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

25.10.3

The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

25.10.4	Nothing in this Agreement shall oblige the Facility Agent or the Mandated Lead Arranger to carry out:

25.10.4.1	any know your customer or other checks in relation to any person; or

25.10.4.2	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Facility Agent and the Mandated Lead Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Mandated Lead Arranger.

25.10.5

Without prejudice to any provision of any Finance Document excluding or limiting the Facility Agent’s liability, any liability of the Facility Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Facility Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent at any time which increase the amount of that loss. In no event shall the Facility Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent has been advised of the possibility of such loss or damages.

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25.11	Lenders’ indemnity to the Facility Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within 3 (three) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 28.11 (Disruption to payment systems etc.), notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.12	Resignation of the Facility Agent

25.12.1	The Facility Agent may resign and appoint one of its Affiliates acting through an office in South Africa as successor by giving notice to the other Finance Parties and the Parent.

25.12.2

Alternatively the Facility Agent may resign by giving notice to the other Finance Parties and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Facility Agent.

25.12.3

If the Majority Lenders have not appointed a successor Facility Agent in accordance with Clause 25.12.2 above within 30 (thirty) days after notice of resignation was given, the Facility Agent (after consultation with the Parent) may appoint a successor Facility Agent.

25.12.4

If the Facility Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Facility Agent is entitled to appoint a successor Facility Agent under Clause 25.12.3 above, the Facility Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Facility Agent to become a party to this Agreement as Facility Agent) agree with the proposed successor Facility Agent amendments to this Clause 25 consistent with then current market practice for the appointment and protection of corporate trustees (which shall be determined by reference to the then standard documents published by the Loan Market Association and, to the extent practicable, following consultation by the Facility Agent with the Lenders) and those amendments will bind the Parties.

25.12.5

The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

25.12.6	The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

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25.12.7

Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 25.12.5 above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Facility Agent) and this Clause 25 (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

25.12.8

After consultation with the Parent, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with Clause 25.12.2 above. In this event, the Facility Agent shall resign in accordance with Clause 25.12.2 above.

25.12.9

The Facility Agent shall resign in accordance with Clause 25.12.2 above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to Clause 25.12.3 above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

25.12.9.1

the Facility Agent fails to respond to a request under Clause 12.8 (FATCA Information) and the Parent or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

25.12.9.2

the information supplied by the Facility Agent pursuant to Clause 12.8 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

25.12.9.3	the Facility Agent notifies the Parent and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Parent or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Parent or that Lender, by notice to the Facility Agent, requires it to resign.

25.13	Replacement of the Facility Agent

25.13.1

At any time the Facility Agent is an Impaired Facility Agent, the Majority Lenders may, by giving notice to the Facility Agent replace the Facility Agent by appointing a successor Facility Agent (acting through an office in the Johannesburg).

25.13.2

The retiring Facility Agent shall (at its own cost) make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonable request for the purposes of performing its functions as Facility Agent under the Finance Documents.

25.13.3

The appointment of the successor Facility Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Facility Agent. As from this date, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25 (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date).

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25.13.4	Any successor Facility Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

25.14	Confidentiality

25.14.1

In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

25.14.2

If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

25.15	Relationship with the Lenders

25.15.1

Subject to Clause 23.9 (Pro rata interest settlement), the Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

25.15.1.1	entitled to or liable for any payment due under any Finance Document on that day; and

25.15.1.2	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than 5 (five) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

25.15.2

Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 30.7 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address electronic mail address, department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and Clause 30.7.1 of Clause 30.7 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

25.16	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent and the Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

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25.16.1	the financial condition, status and nature of each member of the Group;

25.16.2

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

25.16.3

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

25.16.4

the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.17	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.18	Role of Reference Banks

25.18.1	No Reference Bank is under any obligation to provide a quotation or any other information to the Facility Agent.

25.18.2

No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

25.18.3

No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 25.18 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

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25.19	Third party Reference Banks

25.19.1

A Reference Bank which is not a Party may rely on Clause 25.18 (Role of Reference Banks), Clause 27.5 (Exceptions) and Clause 36 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

25.19.2

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent may (in consultation with the Parent) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.20	Reliance and engagement letters

Each Finance Party confirms that the Mandated Lead Arranger and the Facility Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Mandated Lead Arranger or Facility Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

25.21	Commencement of agency

Notwithstanding any other term of this Agreement, the appointment of the Facility Agent in accordance with Clause 25.1 (Appointment of the Facility Agent) will not be effective until such time as Transfer occurs in accordance with Clause 23 (Changes to the Lenders). Until such time:

25.21.1	all references in this Agreement to the Facility Agent shall be read as references to the Original Lender;

25.21.2	all of the rights and obligations of the Facility Agent will be performed and observed by the Original Lender for its own account; and

25.21.3	any obligation to notify the Facility Agent under this Agreement shall be satisfied if such notification is given in the same manner as required by the Agreement to the Original Lender.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

26.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

26.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

26.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

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27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment Mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents, then:

27.1.1	the Recovering Finance Party shall, within 3 (three) Business Days, notify details of the receipt or recovery to the Facility Agent;

27.1.2

the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

27.1.3

the Recovering Finance Party shall, within 3 (three) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.6 (Partial payments).

27.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 28.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

27.3	Recovering Finance Party’s rights

On a distribution by the Facility Agent under Clause 27.3 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

27.4	Reversal of redistribution

27.4.1	If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

27.4.1.1

each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

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27.4.1.2	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

27.5	Exceptions

27.5.1

This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 27, have a valid and enforceable claim against the relevant Obligor.

27.5.2

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

27.5.2.1	it notified that other Finance Party of the legal or arbitration proceedings; and

27.5.2.2

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

28.	PAYMENT MECHANICS

28.1	Payments to the Facility Agent

28.1.1

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) in ZAR for value by no later than 12h00 (Johannesburg time) on the due date and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions.

28.1.2	Payment shall be made to such account in South Africa with such bank as the Facility Agent specifies.

28.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor), Clause 28.4 (Clawback) and Clause 25.17 (Deduction from amounts payable by the Facility Agent) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than 5 (five) Business Days’ notice with a bank in South Africa.

28.3	Distributions to an Obligor

The Facility Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

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28.4	Clawback

28.4.1

Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

28.4.2

Unless Clause 28.4.3 below applies, if the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

28.4.3

If the Facility Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Facility Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

28.4.3.1	the Facility Agent shall notify the Parent of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Facility Agent; and

28.4.3.2

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

28.5	Impaired Facility Agent

28.5.1

If, at any time, the Facility Agent becomes an Impaired Facility Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 28.1 (Payments to the Facility Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

28.5.2	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

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28.5.3

A Party which has made a payment in accordance with this Clause 28.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

28.5.4

Promptly upon the appointment of a successor Facility Agent in accordance with Clause 25.13 (Replacement of the Facility Agent), each Party which has made a payment to a trust account in accordance with this Clause 28.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution in accordance with Clause 28.2 (Distributions by the Facility Agent).

28.6	Partial payments

28.6.1

If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

28.6.1.1	first, in or towards payment pro rata of any unpaid amount owing to the Facility Agent and the Mandated Lead Arranger under the Finance Documents;

28.6.1.2	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

28.6.1.3	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

28.6.1.4	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

28.6.2	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in Clauses 28.6.1.1 to 28.6.1.4 above.

28.6.3	Clauses 28.6.1 and 28.6.2 above will override any appropriation made by an Obligor.

28.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.8	Business Days

28.8.1

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

28.8.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

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28.9	Currency of account

28.9.1	ZAR is the currency of account and payment for any sum due from an Obligor under any Finance Document.

28.9.2	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

28.9.3	Any amount expressed to be payable in a currency other than ZAR shall be paid in that other currency.

28.10	Change of currency

28.10.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

28.10.1.1

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Parent); and

28.10.1.2

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

28.10.2

If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Johannesburg Interbank Market and otherwise to reflect the change in currency.

28.11	Disruption to payment systems etc.

28.11.1	If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Parent that a Disruption Event has occurred:

28.11.1.1

the Facility Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

28.11.1.2

the Facility Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in Clause 28.11.1.1 above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

28.11.1.3

the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in Clause 28.11.1.1 above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

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28.11.1.4

any such changes agreed upon by the Facility Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);

28.11.1.5

the Facility Agent shall not be liable for any damages, costs or losses to any person, any diminution of value or liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.11; and

28.11.1.6	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 28.11.1.4 above.

29.	SET-OFF

Following an Event of Default which is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by email or letter.

30.2	Addresses

30.2.1

The address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

30.2.1.1	in the case of the Parent:

Address:	150 Helen Road
Sandown Sandton 2196
South Africa

Email address:	Taryn.Harmse@goldfields.com
Attention:	Executive Vice President, General Counsel

30.2.1.2	in the case of the Lender:

Address:	14th Floor
1 Merchant Place
1 Fredman Drive
Sandton
2196
South Africa

Email address:	ibdagency@rmb.co.za
Attention:	Head: Loans Agency

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30.2.1.3	in the case of the Mandated Lead Arranger:

Address:	14th Floor
1 Merchant Place
1 Fredman Drive
Sandton
2196
South Africa

Email address:	ibdagency@rmb.co.za
Attention:	Head: Loans Agency

30.2.1.4	in the case of the Facility Agent:

Address:	14th Floor
1 Merchant Place
1 Fredman Drive
Sandton
2196
South Africa

Email address:	ibdagency@rmb.co.za
Attention:	Head: Loans Agency

or any substitute address or email address or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than 5 (five) Business Days’ notice.

30.3	Domicilia

30.3.1

Each of the Parties chooses its physical address provided under or in connection with Clause 30.2 (Addresses) as its domicilium citandi et executandi at which documents in legal proceedings in connection with this Agreement or any other Finance Document may be served.

30.3.2

Any Party may by written notice to the other Parties change its domicilium from time to time to another address, not being a post office box or a poste restante, in South Africa or, if a Party is a person incorporated in the British Virgin Islands, in British Virgin Islands, provided that any such change shall only be effective on the 14th (fourteenth) day after deemed receipt of the notice by the other Parties pursuant to Clause 30.4 (Delivery).

30.4	Delivery

30.4.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

30.4.1.1	if by way of email, be deemed to have been received on the first Business Day following the date of transmission provided that the communication is received in legible form;

30.4.1.2	if delivered by hand, be deemed to have been received at the time of delivery; and

30.4.1.3

if by way of courier service, be deemed to have been received on the 7th (seventh) Business Day following the date of such sending, and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

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30.4.2

Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified in Clause 30.2.1.4 of Clause 30.2 (Addresses) (or any substitute department or officer as the Facility Agent shall specify for this purpose).

30.4.3	All notices from or to an Obligor shall be sent through the Facility Agent.

30.4.4	Any communication or document made or delivered to the Parent in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

30.5	Notification of address and email address

Promptly upon receipt of notification of an address and email address or change of address or email address pursuant to Clause 30.2 (Addresses) or changing its own address or email address, the Facility Agent shall notify the other Parties.

30.6	Communication when Facility Agent is Impaired Facility Agent

If the Facility Agent is an Impaired Facility Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Facility Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.

30.7	Electronic communication

30.7.1

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

30.7.1.1	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

30.7.1.2	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

30.7.1.3	notify each other of any change to their address or any other such information supplied by them.

30.7.2

Any electronic communication made between those two parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

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30.7.3

In accordance with Clause 30.7.1 above, each of the Facility Agent and the Lender agree, for the purposes of the delivery by any Borrower of a Utilisation Request pursuant to Clause 5.1 (Deliver of a Utilisation Request) (and without prejudice to any of the requirements of Clause 5.2 (Completion of a Utilisation Request)):

30.7.3.1	electronic mail is unless and until notified to the contrary, an accepted form of communication; and

30.7.3.2	the electronic email address of the Facility Agent for this purpose is ibdagency@rmb.co.za.

30.8	English language

30.8.1	Any notice given under or in connection with any Finance Document must be in English.

30.8.2	All other documents provided under or in connection with any Finance Document must be:

30.8.2.1	in English; or

30.8.2.2

if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.9	Obligor agent

30.9.1

Each Obligor (other than the Parent) by its execution of this Agreement or an Accession Letter (as the case may be) irrevocably appoints the Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

30.9.1.1

the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any documents required hereunder and to make such agreements capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

30.9.1.2	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent on its behalf,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made such agreements or received the relevant notice, demand or other communication.

30.9.2

Every act, agreement, undertaking, settlement, waiver, notice or other communication given or made by the Parent or given to the Parent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Parent and any other Obligor, those of the Parent shall prevail.

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31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 (three hundred and sixty five) (irrespective of whether the year is question is a leap year).

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy otherwise affect any of that Party’s rights in terms of or arising from any Finance Document or estop such Party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term of any Finance Document. No consent to any waiver or novation of a Party’s rights in terms of or arising from any Finance Document shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

34.1.1

Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Parent and any such amendment or waiver will be binding on all Parties.

34.1.2	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.

34.1.3	Clause 23.9.3 of Clause 23.9 (Pro rata interest settlement) shall apply to this Clause 34.

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34.2	Exceptions

34.2.1	An amendment or waiver that has the effect of changing or which relates to:

34.2.1.1	the definition of Majority Lenders in Clause 1.1 (Definitions);

34.2.1.2	an extension to the date of payment of any amount under the Finance Documents;

34.2.1.3	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

34.2.1.4	an increase in any Commitment or an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the commitments of the lenders rateably under the Facility;

34.2.1.5	a change to the Borrowers or Guarantors (other than in accordance with Clause 24 (Changes to the Obligors));

34.2.1.6	any provision which expressly requires the consent of all the Lenders; or

34.2.1.7	Clause 2.3 (Finance Parties’ rights and obligations), Clause 7.7 (Application of prepayments), Clause 17 (Guarantee and Indemnity), Clause 23 (Changes to the Lenders) or this Clause 34,

shall not be made without the prior consent of all the Lenders.

34.2.2

An amendment or waiver which relates to the rights or obligations of the Facility Agent or the Mandated Lead Arranger or a Reference Bank may not be effected without the consent of (as applicable) the Facility Agent, the Mandated Lead Arranger or the Reference Bank.

34.2.3

Any amendments made pursuant Clause 19.4.3 of Clause 19.4 (IFRS 16 treatment) may be made with the consent of the Parent and the Facility Agent (acting on the instructions of the Majority Lenders) only.

34.3	Excluded Commitments

If:

34.3.1

any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 10 (ten) Business Days of that request being made; or

34.3.2	any Lender which is not a Defaulting Lender fails to respond to such a request or such a vote within 10 (ten) Business Days of that request being made,

(unless, in either case, the Parent and the Facility Agent agree to a longer time period in relation to any request):

34.3.2.1

its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

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34.3.2.2	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

34.4	Replacement of Lender

34.4.1

If any Lender becomes a Non-Consenting Lender (as defined in below) then the Parent may, on 10 (ten) Business Days’ prior written notice to the Facility Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a Replacement Lender, which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Facility Agent has not given a notification under Clause 23.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

34.4.2	The replacement of a Lender pursuant to this Clause 34.4 shall be subject to the following conditions:

34.4.2.1	the Parent shall have no right to replace the Facility Agent;

34.4.2.2	neither the Facility Agent nor the Lender shall have any obligation to the Parent to find a Replacement Lender;

34.4.2.3	such replacement must take place no later than 60 (sixty) days after the date on which that Lender is deemed a Non-Consenting Lender;

34.4.2.4	in no event shall the Lender replaced under this Clause 34.4 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

34.4.2.5

the Lender shall only be obliged to transfer its rights and obligations pursuant to Clause 34.4.2.1 above once it is satisfied that it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations in relation to that transfer and the Lender shall perform such know your customer or other similar checks as soon as reasonably practicable following delivery of a notice referred to in Clause 34.4.2.1 above and shall notify the Facility Agent and the Parent when it is satisfied that it has complied with those checks.

34.4.3	In the event that:

34.4.3.1

the Parent or the Facility Agent (at the request of the Parent) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

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34.4.3.2	the consent, waiver or amendment in question requires the approval of all the Lenders; and

34.4.3.3

Lenders whose Commitments aggregate more than 85% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85% of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a Non-Consenting Lender.

34.5	Disenfranchisement of Defaulting Lenders

34.5.1

For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

34.5.2	For the purposes of this Clause 34.5, the Facility Agent may assume that the following Lenders are Defaulting Lenders:

34.5.2.1	any Lender which has notified the Facility Agent that it has become a Defaulting Lender;

34.5.2.2	any Lender in relation to which it is aware that any of the events or circumstances referred to in Clauses 1.1.32.1, 1.1.32.2 or 1.1.32.3 of the definition of Defaulting Lender has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

34.6	Replacement of a Defaulting Lender

34.6.1	The Parent may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 5 (five) Business Days’ prior written notice to the Facility Agent and such Lender:

34.6.1.1

replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement; or

34.6.1.2

(require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender,

to an Eligible Institution which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a Replacement Lender), and which (unless the Facility Agent is an Impaired Facility Agent) is acceptable to the Facility Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same

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basis as the transferring Lender), for a purchase price in cash payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (subject to any notice having been given by the Facility Agent under Clause 23.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

34.6.2	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 34 shall be subject to the following conditions:

34.6.2.1	the Parent shall have no right to replace the Facility Agent;

34.6.2.2	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender;

34.6.2.3	the transfer must take place no later than 5 (five) days after the notice referred to in Clause 34.6.2.1 above;

34.6.2.4	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

34.6.2.5

the Lender shall only be obliged to transfer its rights and obligations pursuant to Clause 34.6.2.1 above once it is satisfied that it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations in relation to that transfer and the Lender shall perform such know your customer or other similar checks as soon as reasonably practicable following delivery of a notice referred to in Clause 34.6.2.1 above and shall notify the Facility Agent and the Parent when it is satisfied that it has complied with those checks.

35.	CONFIDENTIAL INFORMATION

35.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential Information) and Clause 35.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2	Disclosure of Confidential Information

Any Finance Party may disclose:

35.2.1

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 35.2 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

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35.2.2	to any person:

35.2.2.1

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

35.2.2.2

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

35.2.2.3

appointed by any Finance Party or by a person to whom Clauses 35.2.2.1 or 35.2.2.2 above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under Clause 25.15.1 of Clause 25.15 (Relationship with the Lenders));

35.2.2.4	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clauses 35.2.2.1 or 35.2.2.2 above;

35.2.2.5

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

35.2.2.6	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates any Encumbrance (or may do so) pursuant to Clause 23.8 (Security over Lenders’ rights);

35.2.2.7	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

35.2.2.8	who is a Party; or

35.2.2.9	with the consent of the Parent;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

35.2.2.10

in relation to Clauses 35.2.2.1 or 35.2.2.2 and 35.2.2.3 above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

35.2.2.10.1

in relation to Clause 35.2.2.4 above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

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35.2.2.10.2

in relation to Clauses 35.2.2.5, 35.2.2.6 and 35.2.2.7 above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

35.2.2.10.3

to any person appointed by that Finance Party or by a person to whom Clauses 35.2.2.1 or 35.2.2.2 above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 35.2.2.10.3 if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Parent and the relevant Finance Party; and

35.2.2.10.4

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors.

35.3	Disclosure to numbering service providers

35.3.1

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

35.3.1.1	names of Obligors;

35.3.1.2	country of domicile of Obligors;

35.3.1.3	place of incorporation of Obligors;

35.3.1.4	the Signature Date;

35.3.1.5	the names of the Facility Agent and the Mandated Lead Arranger;

35.3.1.6	date of each amendment and restatement of this Agreement;

35.3.1.7	the amount of, and name of, the Facility;

35.3.1.8	amount of Total Commitments;

35.3.1.9	currency of the Facility;

35.3.1.10	type of Facility;

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35.3.1.11	Clause 44 (Governing Law);

35.3.1.12	ranking of Facility;

35.3.1.13	Termination Date for the Facility;

35.3.1.14	changes to any of the information previously supplied pursuant to Clauses 35.3.1.1 to 35.3.1.13 above; and

35.3.1.15	such other information agreed between such Finance Party and the Parent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

35.3.2

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider;

35.3.3	Each Obligor represents that none of the information set out in Clauses 35.3.1.1 to 35.3.1.15 above is, nor will at any time be, unpublished price-sensitive information.

35.3.4	The Facility Agent shall notify the Parent and the other Finance Parties of:

35.3.4.1	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

35.3.4.2	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

35.4	Entire agreement

This Clause 35 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

35.5	Inside Information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Parent:

35.6.1

of the circumstances of any disclosure of Confidential Information made pursuant to Clause 35.2.2.5 of Clause 35.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that Clause during the ordinary course of its supervisory or regulatory function; and

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35.6.2	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35.

35.7	Continuing obligations

35.7.1	The obligations in this Clause 35 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 (twelve) Months from the earlier of:

35.7.1.1	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

35.7.1.2	the date on which such Finance Party otherwise ceases to be a Finance Party.

36.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

36.1	Confidentiality and disclosure

36.1.1

The Facility Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by Clauses 36.1.2 and 36.1.3 below.

36.1.2	The Facility Agent may disclose:

36.1.2.1	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 8.4 (Notification of rates of interest); and

36.1.2.2

any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender or Reference Bank, as the case may be.

36.1.3	The Facility Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

36.1.3.1

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this Clause 36.1.3.1 is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

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36.1.3.2

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

36.1.3.3

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

36.1.3.4	any person with the consent of the relevant Lender or Reference Bank, as the case may be:

36.1.3.4.1

The Facility Agent’s obligations in this Clause 36 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 8.4 (Notification of rates of interest) provided that (other than pursuant to Clause 36.1.2.1 above) the Facility Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

36.2	Related obligations

36.2.1

The Facility Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Facility Agent, any Reference Bank Quotation for any unlawful purpose.

36.2.2	The Facility Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

36.2.2.1

of the circumstances of any disclosure made pursuant to Clause 36.1.3.2 of Clause 36.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that Clause during the ordinary course of its supervisory or regulatory function; and

36.2.2.2	upon becoming aware that any information has been disclosed in breach of this Clause 36.

36.3	No Event of Default

No Event of Default will occur under Clause 22.3 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 36.

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37.	RENUNCIATION OF BENEFITS

Each Obligor renounces, to the extent permitted under applicable law, the benefits of each of the legal exceptions of excussion, division, revision of accounts, no value received, errore calculi, non causa debiti, non numeratae pecuniae and cession of actions, and declares that it understands the meaning of each such legal exception and the effect of such renunciation.

38.	COUNTERPARTS

Each Finance Document may be executed physically or by electronic signature in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

39.	WAIVER OF IMMUNITY

Each Obligor waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

39.1	the giving of any relief by way of an interdict or order for specific performance or for the recovery of assets or revenues; and

39.2	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

40.	SOLE AGREEMENT

The Finance Documents constitute the sole record of the agreement between the Parties in regard to the subject matter thereof.

41.	NO IMPLIED TERMS

No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded in any Finance Document in regard to the subject matter thereof.

42.	EXTENSIONS AND WAIVERS

No latitude, extension of time or other indulgence which may be given or allowed by any Party to any other Party in respect of the performance of any obligation hereunder or enforcement of any right arising from any Finance Document and no single or partial exercise of any right by any Party shall under any circumstances be construed to be an implied consent by such Party or operate as a waiver or a novation of, or otherwise affect any of that Party’s rights in terms of or arising from any Finance Document or estop such Party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term of any Finance Document.

43.	INDEPENDENT ADVICE

Each Obligor acknowledges that it has been free to secure independent legal and other advice as to the nature and effect of all of the provisions of the Finance Documents and that it has either taken such independent legal and other advice or dispensed with the necessity of doing so. Further, each of the Obligors acknowledges that all of the provisions of each Finance Document and the restrictions therein contained are part of the overall intention of the Parties in connection with the Finance Documents.

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44.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by South African law.

45.	JURISDICTION

45.1

The Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the High Court of South Africa (Gauteng Local Division, Johannesburg (or any successor to that division) in regard to all matters arising from the Finance Documents (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).

45.1.1	The Parties agree that the courts of South Africa are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

45.1.2

This Clause 45 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

-SIGNATURE PAGES TO FOLLOW-

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SIGNED at Santon on this the 15 day of April 2020.

For and on behalf of GOLD FIELDS LIMITED (as Parent)

/s/ Paul Schmidt
Signatory: PA Schmidt Capacity : Director Who warrants his authority hereto

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SIGNED at     Sandton     on this the     15     day of     April     2020.

For and on behalf of

GFI JOINT VENTURE HOLDINGS PROPRIETARY LIMITED
(as Original Borrower)

/s/ Nicholas John Holland
Signatory: NJ Holland
Capacity: Director
Who warrants his authority hereto

SIGNED at     Sandton     on this the     15     day of     April     2020.

For and on behalf of

GOLD FIELDS OPERATIONS LIMITED
(as Original Borrower)

/s/ Nicholas John Holland
Signatory: NJ Holland
Capacity: Director
Who warrants his authority hereto

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SIGNED at Sandton on this the 15 day of April 2020.

For and on behalf of GOLD FIELDS LIMITED (as Original Guarantor)

/S/ Paul Schmidt,
Signatory: PA Schmidt
Capacity: Director Who warrants his authority hereto

SIGNED at Sandton on this the 15 day of April 2020.

For and on behalf of GFI JOINT VENTURE HOLDINGS PROPRIETARY LIMITED (as Original Guarantor)

/s/ Nicholas John Holland
Signatory: NJ Holland
Capacity: Director Who warrants his authority hereto

SIGNED at Sandton on this the 15 day of April 2020.

For and on behalf of GOLD FIELDS OPERATIONS LIMITED (as Original Guarantor)

/s/ Nicholas John Holland
Signatory: NJ Holland
Capacity: Director Who warrants his authority hereto

SIGNED at Sandton on this the 15 day of April 2020.

For and on behalf of GOLD FIELDS HOLDINGS COMPANY LIMITED (as Original Guarantor)

/s/ Nicholas John Holland
Signatory: NJ Holland
Capacity: Director Who warrants his authority hereto

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SIGNED at DOUGLAS on this the 15 day of APRIL 2020.

For and on behalf of GOLD FIELDS OROGEN HOLDING (BVI) LIMITED

/s/ Colin Bird
Name: COLIN BIRD
Capacity: DIRECTOR
Who warrants his authority hereto

SIGNED at DOUGLAS on this the 15 day of APRIL 2020.

For and on behalf of GOLD FIELDS GHANA HOLDINGS (BVI) LIMITED

/s/ Colin Bird
Name: COLIN BIRD
Capacity: DIRECTOR
Who warrants his authority hereto

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SIGNED at Pretoria on this the 15th day of April 2020.

For and on behalf of
RAND MERCHANT BANK, A DIVION OF FIRSTRAND BANK LIMITED
(as Mandated Lead Arranger)

/s/ Werner Joubert
signatory:	Werner Joubert
Capacity:	Authorised
Who warrants his authority hereto

/s/ Uhuru Malebo
signatory:	Uhuru Malebo
Capacity:	Authorised
Who warrants his authority hereto

SIGNED Pretoria on this the 15th day of April 2020.

For and on behalf of
RAND MERCHANT BANK, A DIVION OF FIRSTRAND BANK LIMITED
(as Original Lender)

/s/ Werner Joubert
Signatory:	Werner Joubert
Capacity:	Authorised
Who warrants his authority hereto

/s/ Uhuru Malebo
Signatory:	Uhuru Malebo
Capacity:	Authorised
Who warrants his authority hereto

SIGNED at Pretoria on this the 15th day of April 2020.

For and on behalf of
RAND MERCHANT BANK, A DIVION OF FIRSTRAND BANK LIMITED
(as Facility Agent)

/s/ Werner Joubert
Signatory:	Werner Joubert
Capacity:	Authorised
Who warrants his authority hereto

/s/ Uhuru Malebo
Signatory:	Uhuru Malebo
Capacity:	Authorised
Who warrants his authority hereto

Gold Fields_ RCF

SCHEDULE 1

THE ORIGINAL PARTIES

THE GUARANTORS

Name of Original Guarantors	Registration number
Gold Fields Limited, incorporated in South Africa	1968/004880/06
Gold Fields Operations Limited, incorporated in South Africa	1959/003209/06
GFI Joint Venture Holdings Proprietary Limited, incorporated in South Africa	1998/023354/07
Gold Fields Holdings Company Limited, continued under the laws of the British Virgin Islands	651406
Gold Fields Orogen Holding (BVI) Limited, incorporated in the British Virgin Islands	184982
Gold Fields Ghana Holdings (BVI) Limited, continued under the laws of the British Virgin Islands	651405

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SCHEDULE 2: PART I

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	Obligors

1.1	A copy of the Constitutional Documents of each Obligor.

1.2	A copy of a good standing certificate with respect to GF Holdings, GF Orogen and GF Ghana, issued as of a recent date by the Registrar of Corporate Affairs in the British Virgin Islands.

1.3	A copy of a resolution of the board of directors (and, if necessary under the laws of its jurisdiction of incorporation, the shareholders):

1.3.1	of each Obligor:

1.3.1.1	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

1.3.1.2	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

1.3.1.3

authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or dispatched by it under or in connection with the Finance Documents to which it is a party; and

1.3.2	in terms of a South African Obligor:

1.3.2.1	a copy of a resolution of the board of directors:

1.3.2.1.1

confirming, in accordance with the provisions of section 45(3)(b)(i) of the Companies Act, that the board of directors of that South African Obligor is satisfied that, immediately after providing any direct or indirect financial assistance to be provided by that South African Obligor pursuant to any of the Finance Documents to which it is a party, that South African Obligor would satisfy the solvency and liquidity test (as defined in the Companies Act);

1.3.2.1.2

confirming, in accordance with the provisions of section 45(3)(b)(ii) of the Companies Act, that the board of directors of that South African Obligor are satisfied that the terms under which any direct or indirect financial assistance pursuant to any of the Finance Documents to which it is a party proposed to be given by that South African Obligor are fair and reasonable to that South African Obligor;

1.3.2.1.3

confirming, for the purposes of section 45(4) of the Companies Act, that the conditions or restrictions (if any) in respect of granting any direct or indirect financial assistance by that South African Obligor pursuant to any of the Finance Documents to which it is a party set out in its constitutional documents have been satisfied; and

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1.3.2.1.4

complying with the requirements of section 46 of the Companies Act in connection with any “distribution” (as defined in the Companies Act) that may arise as a result of its entry into the Finance Documents to which it is a party; and

1.3.2.2

a copy of a special resolution of the shareholders of that South African Obligor approving, in accordance with section 45(3)(a)(ii) of the Companies Act, any financial assistance to be granted by that South African Obligor pursuant to sections 45(2) of the Companies Act under the Finance Documents to which it is a party.

1.3.3	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.3 above.

1.3.4	A certificate of incumbency from the registered agent for GF Holdings, GF Orogen and GF Ghana.

1.3.5	A copy of the resolution of the shareholders of GF Holdings, GF Orogen and GF Ghana approving the relevant resolutions of the board of directors and the transactions contemplated thereby.

1.3.6

A certificate of the Obligors (signed by a director) confirming that, as at the CP Satisfaction Date, borrowing or guaranteeing, as appropriate, the Total Commitments and any and all accrued interest would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded and that in respect of that South African Obligor the requirements of section 45 of the Companies Act have been complied with and each certificate shall have annexed to it the copies of the relevant resolutions, notices and statements.

1.3.7

A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the Signature Date.

2.	Finance Documents

2.1	A duly executed original of each of the following:

2.1.1	this Agreement; and

2.1.2	the Fee Letter.

3.	Legal opinions

3.1

A legal opinion of Conyers Dill & Pearman, legal advisers to the Original Borrowers and Original Guarantors in the British Virgin Islands, substantially in the form distributed to the Original Lender prior to the CP Satisfaction Date.

3.2	A legal opinion by Webber Wentzel, legal advisors to the South African Obligors in South Africa, substantially in the form distributed to the Original Lender prior to the CP Satisfaction Date.

3.3

A legal opinion of Bowman Gilfillan Inc., legal advisors to the Mandated Lead Arranger and the Facility Agent in South Africa, substantially in the form distributed to the Original Lender prior to the CP Satisfaction Date.

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4.	Other documents and evidence

4.1	The Original Financial Statements for the Parent.

4.2

Evidence that the fees then due from the Original Borrowers pursuant to Clause 11 (Fees) have been paid or will be paid by the first Utilisation Date (it being agreed that the Parent shall be able to satisfy this condition precedent by authorising the Facility Agent to deduct these from the proceeds of the first Utilisation).

4.3

Such documentation and other evidence as is reasonably requested by the Original Lender (for itself or on behalf of any other Finance Party) in order for the Original Lender to carry out and be satisfied that it has complied with all necessary “know your customer” or similar identification procedures under applicable laws and regulations (including the Financial Intelligence Centre Act, 2001) pursuant to the transactions contemplated in the Finance Documents.

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PART II: CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL BORROWER

1.	An Accession Letter, duly executed by the Additional Borrower and the Parent.

2.

A copy of a good standing certificate with respect to any Additional Borrower incorporated in the British Virgin Islands, issued as of a recent date by the Registrar of Corporate Affairs in the British Virgin Islands.

3.	A copy of the Constitutional Documents of the Additional Borrower.

4.	A copy of a resolution of the board of directors (and, if necessary under the laws of its jurisdiction of incorporation, the shareholders):

4.1	of the Additional Borrower:

4.1.1	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

4.1.2	authorising a specified person or persons to execute the Accession Letter on its behalf; and

4.1.3

authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents; and

4.2

if the Additional Borrower is incorporated in Australia, including confirmations that the entry into the Accession Letter and the transactions contemplated by the Accession Letter and the Finance Documents:

4.2.1	will not cause the Additional Borrower to go insolvent;

4.2.2	are for the Additional Borrower’s benefit; and

4.2.3	will not breach the Additional Borrower’s constitution or the Australian Corporations Act.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

6.	A certificate of incumbency from the registered agent of each Additional Borrower incorporated in the British Virgin Islands.

7.

If appropriate, a certificate of the Additional Borrower (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded and that in respect of each Additional Borrower to whom the Companies Act applies the requirements of Section 45 of such Companies Act have been complied with and each certificate shall have annexed to it the copies of the relevant resolutions, notices and statements.

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8.

A certificate of an authorised signatory of the Additional Borrower certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

9.

A copy of any other authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

10.

If appropriate, a copy of the approval of the Financial Surveillance Department of the South African Reserve Bank confirming that the Additional Borrower may enter into and provide the guarantee as contemplated by this Agreement and that the Additional Borrower may enter into and implement the provisions of this Agreement. If such approval is granted conditionally, this condition precedent shall not be considered to have been fulfilled, unless both the Lenders and the Additional Borrower acknowledge in writing to each other that such conditions are acceptable.

11.	If available, the latest audited financial statements of the Additional Borrower.

12.	A legal opinion from legal advisers to the Facility Agent in South Africa.

13.

If the Additional Borrower is incorporated in a jurisdiction other than South Africa, a legal opinion of the legal advisers to the Mandated Lead Arranger and the Facility Agent in the jurisdiction in which the Additional Borrower is incorporated.

14.	If the Additional Borrower is incorporated in Australia, a certificate of a director of the Additional Borrower confirming that:

14.1	the Additional Borrower is solvent; and

14.2	it is not prevented by Chapter 2E or 2J of the Australian Corporations Act from entering into and performing the Accession Letter and the Finance Documents to which it is a party.

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PART III: CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL GUARANTOR

1.	An Accession Letter, duly executed by the Additional Guarantor and the Parent.

2.	A copy of the Constitutional Documents of the Additional Guarantor.

3.

A copy of a good standing certificate with respect to any Additional Guarantor incorporated in the British Virgin Islands, issued as of a recent date by the Registrar of Corporate Affairs in the British Virgin Islands.

4.	A copy of a resolution of the board of directors (and, if necessary under the laws of its jurisdiction of incorporation, the shareholders):

4.1	of the Additional Guarantor:

4.1.1	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

4.1.2	authorising a specified person or persons to execute the Accession Letter on its behalf; and

4.1.3

authorising a specified person or persons, on its behalf, to sign and/or dispatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents; and

4.2

if the Additional Guarantor is incorporated in Australia, including confirmations that the entry into the Accession Letter and the transactions contemplated by the Accession Letter and the Finance Documents:

4.2.1	will not cause the Additional Guarantor to go insolvent;

4.2.2	are for the Additional Guarantor’s benefit; and

4.2.3	will not breach the Additional Guarantor’s constitution or the Australian Corporations Act.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

6.	A certificate of incumbency from the registered agent of each Additional Guarantor incorporated in the British Virgin Islands.

7.

A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

8.

A certificate of the Additional Guarantor (signed by a director) confirming that guaranteeing the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded and that in respect of each Additional Guarantor to whom the Companies Act applies the requirements of section 45 of such Companies Act have been complied with and each certificate shall have annexed to it the copies of the relevant resolutions, notices and statements.

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9.

A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part III of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

10.

A copy of any other authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

11.	If available, the latest audited financial statements of the Additional Guarantor.

12.	A legal opinion from legal advisers to the Facility Agent in South Africa.

13.

If the Additional Guarantor is incorporated in a jurisdiction other than South Africa, a legal opinion of the legal advisers to the Facility Agent in the jurisdiction in which the Additional Guarantor is incorporated.

14.

A copy of the approval of the Financial Surveillance Department of the South African Reserve Bank confirming that any Additional Guarantor incorporated in South Africa may enter into and provide the guarantees as contemplated by this Agreement and that the Additional Guarantor may enter into and implement the provisions of this Agreement. If such approval is granted conditionally, this condition precedent shall not be considered to have been fulfilled, unless both the Lenders and the Additional Guarantor acknowledge in writing to each other that such conditions are acceptable.

15.	If the Additional Guarantor is incorporated in Australia, a certificate of a director of the Additional Guarantor confirming that:

15.1	the Additional Guarantor is solvent; and

15.2	it is not prevented by Chapter 2E or 2J of the Australian Corporations Act from entering into and performing the Accession Letter and the Finance Documents to which it is a party.

Gold Fields_ RCF

SCHEDULE 3

UTILISATION REQUEST

From: [The Borrower]

To: [●] as Facility Agent

Dated:

Dear Sirs

GFI Joint Venture Holdings Proprietary Limited and Gold Fields Operations Limited – ZAR500,000,000 Revolving Credit Facility Agreement dated ___________ 2020 (the Agreement)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	ZAR

Amount:	[●], if less the Available Facility

Interest Period:	[●]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	The proceeds of this Loan shall be applied as contemplated in Clause 3.1.1 of the Agreement.

6.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[name of relevant Borrower]

Gold Fields_ RCF

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To: [●] as Facility Agent

From: [The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

GFI Joint Venture Holdings Proprietary Limited and Gold Fields Operations Limited – ZAR500,000,000 Revolving Credit Facilities Agreement dated ___________ 2020 (the Agreement)

1.

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.6 (Procedure for transfer) of the Agreement:

2.1

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by cession and delegation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 23.6 (Procedure for transfer) of the Agreement.

2.2	The proposed Transfer Date is [●].

2.3	The Facility Office and address, email address and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) of the Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 23.5.3 of Clause 23.5 (Limitation of responsibility of Existing Lenders) of the Agreement.

4.	The New Lender agrees that it shall assume the same obligations towards each other Finance Party under the Finance Documents as if it had been an Original Lender.

5.	The New Lender confirms, for the benefit of the Facility Agent and without liability to any Obligor, that it is:

5.1	[not a Qualifying Lender;]

5.2	[a Qualifying Lender (other than a Treaty Lender);]

5.3	[a Treaty Lender.]

6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

7.	This Transfer Certificate, and any non-contractual obligations arising out of or in connection with it, is governed by South African.

Gold Fields_ RCF

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, email address and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [●].

[Facility Agent]

By:

Gold Fields_ RCF

SCHEDULE 5

FORM OF ACCESSION LETTER

To: [●] as Facility Agent

From: [Subsidiary] and Gold Fields Limited

Dated:

Dear Sirs

GFI Joint Venture Holdings Proprietary Limited and Gold Fields Operations Limited – ZAR500,000,000 Revolving Credit Facilities Agreement dated ___________ 2020 (the Agreement)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.

[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause 24.2 [(Additional Borrowers)]/[24.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a wholly owned Subsidiary of the Parent duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Specify purpose of the Loan].

4.	[Subsidiary’s] administrative details are as follows:

Address:

Email Address:

Attention:

5.	This Accession Letter, and any non-contractual obligations arising out of or in connection with it, is governed by South African law.

[This	Accession Letter has been executed as a deed by [Subsidiary] and is delivered on the date stated above.]

Gold Fields Limited	[Subsidiary]

By:	By:

Gold Fields_ RCF

SCHEDULE 6

FORM OF RESIGNATION LETTER

To: [●] as Facility Agent

From: [resigning Obligor] and Gold Fields Limited

Dated:

Dear Sirs

GFI Joint Venture Holdings Proprietary Limited and Gold Fields Operations Limited – ZAR500,000,000 Revolving Credit Facilities Agreement dated ___________ 2020 (the Agreement)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Accession Letter.

2.

Pursuant to [Clause 24.3 (Resignation of an Additional Borrower)]/[Clause 24.6 (Resignation of an Additional Guarantor)] of the Agreement, we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.	We confirm that no Default is continuing or would result from the acceptance of this request.

4.	This Resignation Letter, and any non-contractual obligations arising out of or in connection with it, is governed by South African law.

Gold Fields Limited	[Subsidiary]

By:	By:

Gold Fields_ RCF

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To: [●] as Facility Agent

From: Gold Fields Limited

Dated:

Dear Sirs

GFI Joint Venture Holdings Proprietary Limited and Gold Fields Operations Limited – ZAR500,000,000 Revolving Credit Facilities Agreement dated ___________ 2020 (the Agreement)

1.

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that as at [●]:

2.1	Consolidated EBITDA to Consolidated Net Finance Charges:

the ratio of Consolidated EBITDA to Consolidated Net Finance Charges in respect of the Measurement Period ending on [●] was: [●]:1; and

2.2	Consolidated Net Borrowings to Consolidated EBITDA:

the ratio of Consolidated Net Borrowings to Consolidated EBITDA in respect of the Measurement Period ending on [●] was: [●]:1,

and attach calculations showing how these figures were calculated.

3.	We confirm that no Default is continuing.

Signed:

[Director]/[Executive Officer]	[Director]/[Executive Officer]
of	of
Gold Fields Limited	Gold Fields Limited

[insert applicable certification language]

[for and on behalf of
[name of auditors of the Parent]

Gold Fields_ RCF

SCHEDULE 8

TIMETABLE

Loans in ZAR
Delivery of a duly completed Utilisation Request	U-3
(Clause 5.1 (Delivery of a Utilisation Request))
11am
Facility Agent determines (in relation to a Loan)	U-3
the amount of the Loan, if required under Clause
5.5 (Lenders’ participation) and notifies the	Noon
Lenders of the Loan in accordance with Clause 5.5 (Lenders’ participation)

JIBAR is fixed	Quotation Day 11.00 a.m. (Johannesburg time)

Reference Bank Rate calculated by reference to	Quotation Day 11:30 a.m. (Johannesburg time)
available Quotations in accordance with the definition of Reference Bank Rate

U	=	date of utilisation

U – X	=	X Business Days prior to date of Utilisation

Gold Fields_ RCF

SCHEDULE 9

LMA FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Seller]

Date: [●]

To: [insert name of Potential Purchaser]

From: [Insert name of Seller]

Parent (the Parent)

Re: The Agreement

Dear Sirs

We understand that you are considering acquiring an interest in the Agreement which, subject to the Agreement, may be by way of cession and delegation, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or one or more Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the “Acquisition”). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	CONFIDENTIALITY UNDERTAKING

You undertake (a) to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, and (b) until the Acquisition is completed to use the Confidential Information only for the Permitted Purpose.

2.	PERMITTED DISCLOSURE

We agree that you may disclose:

2.1

to any of your Affiliates and any of your or their officers, directors, employees, professional advisers and auditors such Confidential Information as you shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

2.2	subject to the requirements of the Agreement, to any person:

Gold Fields_ RCF

2.2.1

to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of your rights and/or obligations which you may acquire under the Agreement such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this paragraph 2.2(a) has delivered a letter to you in equivalent form to this letter;

2.2.2

with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Agreement or any Obligor such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this paragraph 2.2(b) has delivered a letter to you in equivalent form to this letter;

2.2.3

to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as you shall consider appropriate; and

2.3

notwithstanding paragraphs 2.1 and 2.2 above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to Finance Party were references to you.

3.	NOTIFICATION OF DISCLOSURE

You agree (to the extent permitted by law and regulation) to inform us:

3.1

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph 2.2(c) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

3.2	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	RETURN OF COPIES

If you do not enter into the Acquisition and we so request in writing, you shall return or destroy all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2.2(c) above.

Gold Fields_ RCF

5.	CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive and remain binding on you until (a) if you become a party to the Agreement as a lender of record, the date on which you become such a party to the Agreement; (b) if you enter into the Acquisition but it does not result in you becoming a party to the Agreement as a lender of record, the date falling 12 (twelve) Months after the date on which all of your rights and obligations contained in the documentation entered into to implement that Acquisition have terminated; or (c) in any other case the date falling 12 (twelve) Months after the date of your final receipt (in whatever manner) of any Confidential Information.

6.	NO REPRESENTATION: CONSEQUENCES OF BREACH, ETC.

You acknowledge and agree that:

6.1

neither we, nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

6.2

we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy, each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	ENTIRE AGREEMENT: NO WAIVER, AMENDMENTS, ETC

7.1

This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2

No failure to exercise, nor any delay in exercising, any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.

7.3	The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.	NATURE OF UNDERTAKINGS

The undertakings given by you under this letter are given to us and are also given for the benefit of the Parent and each other member of the Group.

Gold Fields_ RCF

10.	GOVERNING LAW AND JURISDICTION

10.1

This letter (including the agreement constituted by your acknowledgement of its terms) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this letter) are governed by South African law.

10.2

The Gauteng Local Division, Johannesburg has non-exclusive jurisdiction to settle any dispute arising out of or in connection with this letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this letter or the negotiation of the transaction contemplated by this letter).

11.	DEFINITIONS

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

11.1

Confidential Information means all information relating to the Parent, any Obligor, the Group, the Finance Documents, the Facility and/or the Acquisition which is provided to you in relation to the Finance Documents or the Facility by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

11.1.1	is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or

11.1.2	is identified in writing at the time of delivery as non-confidential by us or our advisers; or

11.1.3

is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

11.2	Group means the Parent and its subsidiaries for the time being (as such term is defined in the Companies Act).

11.3	Permitted Purpose means considering and evaluating whether to enter into the Acquisition.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of
[Seller]

Gold Fields_ RCF

To: [Seller]

The Parent and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of
Potential Purchaser]

Gold Fields_ RCF

SCHEDULE 10

FORM OF INCREASE CONFIRMATION

To: [●] as Facility Agent and [●] as Company, for and on behalf of each Obligor

From: [the Increase Lender] (the Increase Lender)

Dated:

GFI Joint Venture Holdings Proprietary Limited and Gold Fields Operations Limited – ZAR500,000,000 Revolving Credit Facility Agreement dated ________________2020 (the Agreement)

1.

We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.2 (Increase) of the Agreement.

3.

The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it had been an Original Lender under the Agreement in respect of the Relevant Commitment.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [ ].

5.	On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6.	The Facility Office and address, email address and attention details for notices to the Increase Lender for the purposes of Clause 30.2 (Addresses) of the Agreement are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (i) of Clause 2.2 (Increase) of the Agreement.

8.	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

9.	This Increase Confirmation [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by South African law.

10.	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

Gold Fields_ RCF

THE SCHEDULE

[Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility Office address, email address and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted by the Facility Agent and the Increase Date is confirmed as [●].

Facility Agent

By:

Gold Fields_ RCF